     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 13, 2002

                                                      REGISTRATION NO. 333-87194


================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   ----------


                         PRE-EFFECTIVE AMENDMENT NO. 1

                                       TO


                                    FORM S-3

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                                   ----------

                             BROOKS AUTOMATION, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                                            04-3040660
(State or Other Jurisdiction of                              I.R.S. Employer
 Incorporation or Organization)                           Identification Number)

       15 ELIZABETH DRIVE, CHELMSFORD, MASSACHUSETTS 01824 (978) 262-2400
               (Address, including zip code and telephone number,
        including area code, of registrant's principal executive offices)

                                   ----------

                               ROBERT J. THERRIEN
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             BROOKS AUTOMATION, INC.
                               15 ELIZABETH DRIVE,
                         CHELMSFORD, MASSACHUSETTS 01824
                                 (978) 262-2400
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   ----------

                                   COPIES TO:

                            LAWRENCE M. LEVY, ESQUIRE
                        BROWN RUDNICK BERLACK ISRAELS LLP
                              ONE FINANCIAL CENTER
                                BOSTON, MA 02111

                                 (617) 856-8200

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                                   ----------



    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

    THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS PROHIBITED.


                                                          Subject to Completion,
                                                          Dated May 13, 2002


                             BROOKS AUTOMATION, INC.

                                  COMMON STOCK

                                 153,625 SHARES

                                   ----------

     We are offering shares of common stock to the holders of exchangeable shares of Brooks-PRI Automation (Canada), Inc., our Canadian subsidiary formerly known as PRI Automation (Canada), Inc. and, prior to that, as Promis Systems Corporation Ltd. Subject to the overriding call right of 1325949 Ontario Inc., our Ontario subsidiary, holders of exchangeable shares may exchange their exchangeable shares for shares of our common stock at any time by requiring Brooks-PRI Canada to redeem each exchangeable share tendered to Brooks-PRI Canada for 0.52 shares of our common stock. Alternatively, holders of exchangeable shares may exchange each of their exchangeable shares for 0.52 shares of our common stock by requiring our Ontario subsidiary to purchase each exchangeable share tendered to our Ontario subsidiary for 0.52 shares of our common stock. Brooks-PRI Canada will automatically redeem all of the outstanding exchangeable shares for shares of our common stock on March 2, 2006, or earlier in some cases. This automatic redemption will pre-empt the rights of holders of exchangeable shares to exchange those shares. 1325949 Ontario Inc. may exercise certain overriding call rights to purchase exchangeable shares for 0.52 shares of our common stock, instead of such exchangeable shares being redeemed by Brooks-PRI Canada. See "The Overriding Call Rights of Our Ontario Subsidiary." We describe the process by which exchangeable shares may be exchanged for common stock beginning on page 15 of this prospectus under the heading "Plan of Distribution."

     We are conducting this offering on a continuous basis pursuant to Rule 415 under the Securities Act of 1933 only during the period when the registration statement relating to this prospectus is effective. We will bear the registration costs incurred in connection with this offering.


     Our common stock is quoted on the Nasdaq National Market under the symbol "BRKS". On May 10, 2002, the last reported sale price of the common stock on the Nasdaq National Market was $34.48 per share.


     INVESTING IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   This prospectus is dated ________ __, 2002.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY......................................................   3
RISK FACTORS............................................................   4
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.......................  14
USE OF PROCEEDS.........................................................  15
PLAN OF DISTRIBUTION....................................................  15
INCOME TAX CONSIDERATIONS...............................................  18
LEGAL MATTERS...........................................................  26
EXPERTS.................................................................  26
WHERE YOU CAN FIND MORE INFORMATION.....................................  27

                                   ----------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                                   ----------

                               PROSPECTUS SUMMARY

    This summary provides an overview of selected information and may not contain all of the information that is important to you. You should read the entire prospectus carefully, including the financial data, related notes and the information we have incorporated by reference before making an investment decision.

                                  ABOUT BROOKS

    We are a leading supplier of integrated factory automation solutions for the global semiconductor manufacturing and related industries. We have distinguished ourselves as a technology and market leader, particularly in the demanding cluster-tool vacuum-processing environment and in integrated factory automation software applications. Our automation solutions are designed to optimize equipment and factory productivity. These solutions include tool automation modules, complete semiconductor wafer handling systems, factory interface solutions and automation software and integration services.

    We are a Delaware corporation and were incorporated in 1989. Our principal offices are located at 15 Elizabeth Drive, Chelmsford, Massachusetts 01824 and our telephone number is (978) 262-2400. Our corporate website is www.brooks.com. The information on our website is not incorporated by reference in this prospectus.

                                  THE OFFERING

    In May 2002, PRI Automation, Inc. was merged with and into Brooks. As part of this transaction, we indirectly acquired common shares of PRI Automation (Canada), Inc. ("PRI Canada"), a controlled subsidiary of PRI, and renamed it Brooks-PRI Automation (Canada), Inc. ("Brooks-PRI Canada"). PRI Canada was formerly named Promis Systems Corporation Ltd. ("Promis"). We are offering shares of Brooks common stock to the holders of exchangeable shares of Brooks-PRI Canada. The exchangeable shares were issued in connection with the March 1999 combination transaction between PRI and Promis. Subject to the overriding call rights of our Ontario subsidiary, holders of Brooks-PRI Canada exchangeable shares may exchange their exchangeable shares for shares of Brooks common stock at any time by requiring Brooks-PRI Canada to redeem each exchangeable share for 0.52 shares of Brooks common stock. Alternatively, holders of exchangeable shares may exchange their shares by requiring 1325949 Ontario Inc., our Ontario subsidiary, to purchase each exchangeable share tendered to it for 0.52 shares of Brooks common stock. 1325949 Ontario Inc., which we also acquired through the PRI merger, was a party to the original combination arrangement with Promis.

    Along with a copy of this prospectus, registered holders of exchangeable shares have been sent a letter of transmittal for the purpose of exchanging their existing exchangeable share certificates issued by Promis or PRI Canada for replacement share certificates evidencing the same number of exchangeable shares that reflect the change of the name of the corporation to Brooks-PRI Canada.

                                  RISK FACTORS

         This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before deciding to invest in shares of our common stock. While these are the risks and uncertainties we believe are most important for you to consider, you should know that they are not the only risks or uncertainties facing us or which may adversely affect our business. If any of the following risks or uncertainties actually occurs, our business, financial condition and operating results would likely suffer. In that event, the market price of our common stock could decline and you could lose all or part of the value of your investment in our common stock.

         This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

                      RISK FACTORS RELATING TO THE OFFERING

YOU MAY HAVE TO PAY TAXES WHEN YOU ACQUIRE BROOKS COMMON STOCK.

         If you exchange your exchangeable shares for shares of Brooks common stock, you may be required to pay tax on any gain you have under the laws of Canada and the US. WE STRONGLY URGE YOU TO CONSULT WITH YOUR TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE EXCHANGE OF YOUR EXCHANGEABLE SHARES FOR SHARES OF BROOKS COMMON STOCK. See "Income Tax Considerations."

BROOKS COMMON STOCK MAY TRADE AT DIFFERENT PRICES THAN THE EXCHANGEABLE SHARES.

         The market price for Brooks common stock may not be the same as, or even similar to, the market price for the exchangeable shares. The exchangeable shares are listed only on the Toronto Stock Exchange, and Brooks common stock is traded only on the Nasdaq National Market. Brooks does not intend to list either the exchangeable shares or its common stock on any other stock exchange or market in the US or Canada. Accordingly, the trading price of the exchangeable shares will be based only upon the market for that stock on the Toronto Stock Exchange, and the trading price for Brooks common stock will be based only upon the market for that stock on the Nasdaq National Market.

                    RISK FACTORS RELATING TO BROOKS' INDUSTRY

THE CYCLICAL DEMAND OF SEMICONDUCTOR MANUFACTURERS AFFECTS BROOKS' OPERATING RESULTS AND THE ONGOING DOWNTURN IN THE INDUSTRY COULD SERIOUSLY HARM BROOKS' OPERATING RESULTS.

         Brooks' business is significantly dependent on capital expenditures by semiconductor manufacturers. The level of semiconductor manufacturers' capital expenditures is dependent on the current and anticipated market demand for semiconductors. The semiconductor industry is highly cyclical and is currently experiencing a downturn. Brooks anticipates the downturn will continue during the next few quarters. Despite these industry conditions, Brooks plans to continue to invest in those areas which Brooks believes are important to its long-term growth, such as its infrastructure and information technology systems, customer support, supply chain management and new products. As a result, consistent with its experience in downturns in the past, Brooks believes the current industry downturn will lead to reduced revenues for it and may cause it to incur losses.

INDUSTRY CONSOLIDATION AND OUTSOURCING OF THE MANUFACTURE OF SEMICONDUCTORS TO FOUNDRIES COULD REDUCE THE NUMBER OF AVAILABLE CUSTOMERS.

         The substantial expense of building or expanding a semiconductor fabrication facility is leading increasing numbers of semiconductor companies to contract with foundries, which manufacture semiconductors designed by others. As manufacturing is shifted to foundries, the number of Brooks' potential customers could decrease, which would increase its dependence on its remaining customers. Recently, consolidation within the semiconductor manufacturing industry has increased. If semiconductor manufacturing is consolidated into a small number of foundries and other large companies, Brooks' failure to win any significant bid to supply equipment to those customers could seriously harm its reputation and materially and adversely affect its revenue and operating results.

BROOKS' FUTURE OPERATIONS COULD BE HARMED IF THE COMMERCIAL ADOPTION OF 300MM WAFER TECHNOLOGY CONTINUES TO PROGRESS SLOWLY OR IS HALTED.

         Brooks' future operations depend in part on the adoption of new systems and technologies to automate the processing of 300mm wafers. However, the industry transition from the current, widely used 200mm manufacturing technology to 300mm manufacturing technology is occurring more slowly than expected. A significant delay in the adoption of 300mm manufacturing technology, or the failure of the industry to adopt 300mm manufacturing technology, could significantly impair Brooks' operations. Moreover, continued delay in transition to 300mm technology could permit Brooks' competitors to introduce competing or superior 300mm products at more competitive prices. As a result of these factors, competition for 300mm orders could become vigorous and could harm Brooks' results of operations. Brooks' merger with PRI does not mitigate this risk. Manufacturers implementing factory automation in 300mm pilot projects typically seek to purchase systems from multiple vendors. To date, nearly all manufacturers with pilot projects have selected PRI's competitors' systems for these projects. Manufacturers' awards to PRI's competitors of early 300mm orders could make it more difficult for Brooks to win orders from those manufacturers for their full-scale 300mm production facilities.

PRI'S DIFFICULTIES WITH PRODUCTION OF ITS TURBOSTOCKER PRODUCT COULD ADVERSELY AFFECT BROOKS' ABILITY TO COMPETE IN THE 300MM WAFER TECHNOLOGY MARKETPLACE.

         In late fiscal 2000 and early fiscal 2001, PRI encountered manufacturing and supply chain problems related to its recently introduced TurboStocker product, which PRI had planned to begin manufacturing in high volume in the fourth quarter of fiscal 2000 in response to increased customer demand at the time. These problems caused delays in shipments and in customer acceptance of these systems, and in some cases required repair or retrofit of TurboStockers already installed in the field. PRI's TurboStocker manufacturing problems, to the extent they have undermined or may undermine potential 300mm customers' confidence in PRI's ability to manufacture and deliver complex factory automation systems in a timely manner and at acceptable quality levels, have adversely affected, and may continue to adversely affect, PRI's reputation and, as a result, the competitive position of Brooks in the market for 300mm products.


                  RISK FACTORS RELATING TO BROOKS' ACQUISITIONS

FAILURE OF THE MERGER OF PRI INTO BROOKS TO ACHIEVE POTENTIAL BENEFITS COULD HARM THE BUSINESS AND OPERATING RESULTS OF THE COMBINED COMPANY.

         Brooks acquired PRI in May 2002. Brooks expects that the combination of Brooks and PRI will result in potential benefits for the combined company. The merger will not achieve its anticipated benefits unless Brooks successfully combines its operations with those of PRI and integrates the two companies' products in a timely manner. Integrating Brooks and PRI will be a complex, time consuming and expensive process and may result in revenue disruption if not completed in a timely and efficient manner. The companies must operate as a combined organization using common:

         o        sales, marketing, service and support organizations;

         o        information communication systems;

         o        operating procedures;

         o        financial controls; and

         o human resource practices, including benefit, training and professional development programs.

         There may be substantial difficulties, costs and delays involved in integrating Brooks and PRI. These could include:

         o distracting management from the business of the combined company;

         o        supply chain coordination;

         o        problems with compatibility of business cultures;

         o customer perception of an adverse change in service standards, business focus, billing practices or product and service offerings;

         o costs and inefficiencies in delivering products and services to the customers of the combined company;

         o problems in successfully coordinating the research and development efforts of the combined company;

         o        integrated sales, support and product marketing;

         o costs and delays in implementing common systems and procedures, including financial accounting and enterprise resource planning systems; and

         o the inability to retain and integrate key management, research and development, technical sales and customer support personnel.

         Further, we cannot assure you that the combined company will realize any of the anticipated benefits and synergies of the merger. Any one or all of the factors identified above or identified in "Risk Factors Relating to Brooks' Industry" and "Risk Factors Relating to Brooks' Operations," identified below, could cause increased operating costs, lower than anticipated financial performance, or the loss of customers, employees or business partners. The failure to integrate Brooks and PRI successfully will have a material adverse effect on the business, financial condition and results of operations of the combined company.

BROOKS' BUSINESS COULD BE HARMED IF BROOKS FAILS TO ADEQUATELY INTEGRATE THE OPERATIONS OF THE BUSINESSES IT HAS ACQUIRED.

         Brooks recently merged with PRI, and has completed a number of other acquisitions in a short period of time. Brooks' management must devote substantial time and resources to the integration of the operations of its acquired businesses with its core business and its other acquired businesses. If Brooks fails to accomplish this integration efficiently, Brooks may not realize the anticipated benefits of its acquisitions. The process of integrating supply and distribution channels, research and development initiatives, computer and accounting systems and other aspects of the operation of its acquired businesses, presents a significant challenge to Brooks' management. This is compounded by the challenge of simultaneously managing a larger entity. These businesses have operations and personnel located in Asia, Europe and the United States and present a number of additional difficulties of integration, including:

         o        assimilating products and designs into integrated solutions;

         o informing customers, suppliers and distributors of the effects of the acquisitions and integrating them into Brooks' overall operations;

         o integrating personnel with disparate business backgrounds and cultures;

         o        defining and executing a comprehensive product strategy;

         o        managing geographically remote units;

         o managing the risks of entering markets or types of businesses in which Brooks has limited or no direct experience; and

         o minimizing the loss of key employees of the acquired businesses.

         If Brooks delays the integration or fails to integrate an acquired business or experiences other unforeseen difficulties, the integration process may require a disproportionate amount of Brooks management's attention and financial and other resources. Brooks' failure to adequately address these difficulties could harm its business and financial results.

BROOKS' BUSINESS MAY BE HARMED BY ACQUISITIONS BROOKS COMPLETES IN THE FUTURE.

         Brooks plans to continue to pursue additional acquisitions of related businesses. Brooks' identification of suitable acquisition candidates involves risks inherent in assessing the values, strengths, weaknesses, risks and profitability of acquisition candidates, including the effects of the possible acquisition on Brooks' business, diversion of Brooks management's attention and risks associated with unanticipated problems or latent liabilities. If Brooks is successful in pursuing future acquisitions, Brooks may be required to expend significant funds, incur additional debt or issue additional securities, which may negatively affect Brooks' results of operations and be dilutive to its stockholders. If Brooks spends significant funds or incurs additional debt, Brooks' ability to obtain financing for working capital or other purposes could decline, and Brooks may be more vulnerable to economic downturns and competitive pressures. Brooks cannot guarantee that it will be able to finance additional acquisitions or that it will realize any anticipated benefits from acquisitions that Brooks completes. Should Brooks successfully acquire another business, the process of integrating acquired operations into Brooks' existing operations may result in unforeseen operating difficulties and may require significant financial resources that would otherwise be available for the ongoing development or expansion of Brooks' existing business.


                   RISK FACTORS RELATING TO BROOKS' OPERATIONS

BROOKS' SALES VOLUME SUBSTANTIALLY DEPENDS ON THE SALES VOLUME OF BROOKS' ORIGINAL EQUIPMENT MANUFACTURER CUSTOMERS AND ON INVESTMENT IN MAJOR CAPITAL EXPANSION PROGRAMS BY END-USER SEMICONDUCTOR MANUFACTURING COMPANIES.

         Brooks sells a majority of its tool automation products to original equipment manufacturers that incorporate Brooks' products into their equipment. Therefore, Brooks' revenues depend on the ability of these customers to develop, market and sell their equipment in a timely, cost-effective manner. Approximately 40% of Brooks' total revenue for the quarter ended December 31, 2001 and approximately 56% of Brooks' total revenue in fiscal 2001 comes from sales to original equipment manufacturers. Almost all of PRI's revenue from its OEM Systems division, which accounted for approximately 17% of PRI's total net revenue for the quarter ended December 31, 2001 and approximately 39% of PRI's total net revenue in fiscal 2001, comes from sales to original equipment manufacturers. Approximately 29% and 51% of the combined revenue of Brooks and PRI came from sales to these customers in the quarter ended December 31, 2001 and fiscal 2001, respectively.

         Brooks also generates significant revenues from large orders from semiconductor manufacturing companies that build new plants or invest in major automation retrofits. Brooks' revenues depend, in part, on continued capital investment by semiconductor manufacturing companies. Approximately 60% of Brooks' total revenue for the quarter ended December 31, 2001 and approximately 44% of Brooks' total revenue in fiscal 2001, comes from sales to semiconductor manufacturing companies. Almost all of PRI's revenue from its Factory Systems and Software Systems divisions, which accounted for approximately 83% of PRI's total net revenue for the quarter ended December 31, 2001 and approximately 61% of PRI's total net revenue in fiscal 2001, comes from sales to semiconductor manufacturing companies. Approximately 71% and 49% of the combined revenue of Brooks and PRI came from sales to these customers in the quarter ended December 31, 2001 and fiscal 2001, respectively.


DEMAND FOR BROOKS' PRODUCTS FLUCTUATES RAPIDLY AND UNPREDICTABLY, WHICH MAKES IT DIFFICULT TO MANAGE ITS BUSINESS EFFICIENTLY AND CAN REDUCE ITS GROSS MARGINS AND PROFITABILITY.

         Brooks' expense levels are based in part on its expectations for future demand. Many expenses, particularly those relating to capital equipment and manufacturing overhead, are relatively fixed. The rapid and unpredictable shifts in demand for Brooks' products make it difficult to plan manufacturing capacity and business operations efficiently. If demand is significantly below expectations, Brooks may be unable to rapidly reduce these fixed costs, which can diminish gross margins and cause losses. A sudden downturn may also leave Brooks with excess inventory, which may be rendered obsolete as products evolve during the downturn and demand shifts to newer products. For example, as a result of the current industry downturn, PRI recorded special charges in the second and fourth quarters of fiscal year 2001 in the aggregate amount of $9.7 million relating to inventory write-downs and costs associated with order cancellations. Brooks' ability to reduce expenses is further constrained because it must continue to invest in research and development to maintain its competitive position and to maintain service and support for its existing global customer base. Conversely, in sudden upturns, Brooks sometimes incurs significant expenses to rapidly expedite delivery of components, procure scarce components and outsource additional manufacturing processes. These expenses could reduce its gross margins and overall profitability. Any of these results could seriously harm Brooks' business.

BROOKS RELIES ON A RELATIVELY LIMITED NUMBER OF CUSTOMERS FOR A LARGE PORTION OF ITS REVENUES AND BUSINESS.

         Brooks receives a significant portion of its revenues in each fiscal period from a relatively limited number of customers. The loss of one or more of these major customers, or a decrease in orders by one or more customers, could adversely affect Brooks' revenue, business and reputation. Sales to Brooks' ten largest customers accounted for approximately 39% of total revenues in the quarter ended December 31, 2001, 37% of total revenues in fiscal 2001 and 40% of total revenues in fiscal 2000. Sales to PRI's top ten customers accounted for 61% of PRI's total net revenue in fiscal 2001 and 54% in fiscal 2000. In fiscal 2001, sales to Intel accounted for 21% and sales to KLA-Tencor accounted for 11% of PRI's total net revenue.

DELAYS IN OR CANCELLATION OF SHIPMENTS OR CUSTOMER ACCEPTANCE OF A FEW OF BROOKS' LARGE ORDERS COULD SUBSTANTIALLY DECREASE ITS REVENUES OR REDUCE ITS STOCK PRICE.

         Historically, a substantial portion of Brooks' quarterly and annual revenues has come from sales of a small number of large orders. Some of Brooks' products have high selling prices compared to Brooks' other products. As a result, the timing of when Brooks recognizes revenue from one of these large orders can have a significant impact on its total revenues and operating results for a particular period because its sales in that fiscal period could fall significantly below the expectations of financial analysts and investors. This could cause the value of its common stock to fall. Brooks' operating results could be harmed if a small number of large orders are canceled or rescheduled by customers or cannot be filled due to delays in manufacturing, testing, shipping or product acceptance.

BROOKS DOES NOT HAVE LONG-TERM CONTRACTS WITH ITS CUSTOMERS AND BROOKS' CUSTOMERS MAY CEASE PURCHASING BROOKS' PRODUCTS AT ANY TIME.

         Brooks generally does not have long-term contracts with its customers. As a result, Brooks' agreements with its customers do not provide any assurance of future sales. Accordingly:

         o Brooks' customers can cease purchasing its products at any time without penalty;

         o Brooks' customers are free to purchase products from Brooks' competitors;

         o        Brooks is exposed to competitive price pressure on each order;
                  and

         o        Brooks' customers are not required to make minimum purchases.

BROOKS' SYSTEMS INTEGRATION SERVICES BUSINESS HAS GROWN SIGNIFICANTLY RECENTLY AND POOR EXECUTION OF THOSE SERVICES COULD ADVERSELY IMPACT BROOKS' OPERATING RESULTS.

         The number of projects Brooks is pursuing for its systems integration services business has grown significantly recently. This business consists of integrating combinations of Brooks software and hardware products to provide more comprehensive solutions for Brooks' end-user customers. The delivery of these services typically is complex, requiring that Brooks coordinate personnel with varying technical backgrounds in performing substantial amounts of services in accordance with timetables. Brooks is in the early stages of developing this business and it is subject to the risks attendant to entering a business in which it has limited direct experience. In addition, Brooks' ability to supply these services and increase its revenues is limited by its ability to retain, hire and train systems integration personnel. Brooks believes that there is significant competition for personnel with the advanced skills and technical knowledge that it needs. Some of Brooks' competitors may have greater resources to hire personnel with those skills and knowledge. Brooks' operating margins could be adversely impacted if it does not effectively hire and train additional personnel or deliver systems integration services to its customers on a satisfactory and timely basis consistent with its budgets.

BROOKS' LENGTHY SALES CYCLE REQUIRES IT TO INCUR SIGNIFICANT EXPENSES WITH NO ASSURANCE THAT BROOKS WILL GENERATE REVENUE.

         Brooks' tool automation products are generally incorporated into original equipment manufacturer equipment at the design stage. To obtain new business from its original equipment manufacturer customers, Brooks must develop products for selection by a potential customer at the design stage. This often requires Brooks to make significant expenditures without any assurance of success. The original equipment manufacturer's design decisions often precede the generation of volume sales, if any, by a year or more. Brooks cannot guarantee that the equipment manufactured by its original equipment manufacturing customers will be commercially successful. If Brooks or its original equipment manufacturing customers fails to develop and introduce new products successfully and in a timely manner, Brooks' business and financial results will suffer.

         Brooks also must complete successfully a costly evaluation and proposal process before Brooks can achieve volume sales of Brooks factory automation software and systems to customers. These undertakings are major decisions for most prospective customers and typically involve significant capital commitments and lengthy evaluation and approval processes. Brooks cannot guarantee that it will continue to satisfy evaluations by its end-user customers.

BROOKS' OPERATING RESULTS WOULD BE HARMED IF ONE OF ITS KEY SUPPLIERS FAILS TO DELIVER COMPONENTS FOR BROOKS' PRODUCTS.

         Brooks currently obtains many of its components on an as needed, purchase order basis. Generally, Brooks does not have any long-term supply contracts with its vendors and believes many of its vendors have been taking cost containment measures in response to the industry downturn. When demand for semiconductor manufacturing equipment increases, Brooks' suppliers face significant challenges in delivering components on a timely basis. Brooks' inability to obtain components in required quantities or of acceptable quality could result in significant delays or reductions in product shipments. This could create customer dissatisfaction, cause lost revenue and otherwise materially and adversely affect Brooks' operating results. Delays on Brooks' part could also cause it to incur contractual penalties for late delivery.

PRI IS BECOMING INCREASINGLY DEPENDENT ON SUBCONTRACTORS AND ONE OR A FEW SUPPLIERS FOR SOME COMPONENTS AND MANUFACTURING PROCESSES.

         For some products, or components or specialized processes that PRI uses in its products, PRI depends on subcontractors or has available only one or a few suppliers. For example, PRI's TurboStocker, AeroLoader, AeroTrak and Guardian products each include components and assemblies for which PRI has qualified, or for which there exists, only one supplier or a small number of suppliers. In general, PRI does not have long-term agreements with these suppliers, or agreements that obligate them to supply all of PRI's requirements for such components or assemblies. Also, PRI relies on Shinsung Engineering Co. Ltd. to manufacture its TurboStocker product for delivery in the Asian market and to provide related customer support. PRI has a Master Engineering Services Agreement with Shinsung, which provides the general terms and conditions under which PRI may from time to time request that Shinsung perform engineering projects to PRI. The scope of each project and the related price and other terms are defined in separate statements of work to be agreed upon by PRI and Shinsung. The agreement provides that all intellectual property created by Shinsung in the course of any such project will belong to PRI. PRI also has a Master Manufacturing Services Agreement with Shinsung, which provides the general terms and conditions under which PRI may from time to time request that Shinsung manufacture products for PRI. The specifications for any products to be manufactured, and related price and other terms, are to be defined in one or more separate purchase orders to be issued by PRI to Shinsung. These agreements with Shinsung are non-exclusive, contain customary provisions entitling either party to terminate the agreement in the event of a material breach of the agreement by, or the insolvency of, the other party, and also may be terminated by PRI at any time for its convenience. The agreements both expire in October 2004. PRI's reliance on subcontractors gives PRI less control over the manufacturing process and exposes PRI to significant risks, especially inadequate capacity, late delivery, substandard quality and high costs. PRI intends to outsource additional aspects of its manufacturing operations to subcontractors and suppliers. PRI could experience disruption in obtaining products or needed components and may be unable to develop alternatives in a timely manner. If PRI is unable to obtain adequate deliveries of products or components for an extended period of time, PRI may have to pay more for inventory, parts and other supplies, seek alternative sources of supply or delay shipping products to its customers. These outcomes could damage PRI's relationships with customers. Any such increased costs, delays in shipping or damage to customer relationships could seriously harm Brooks' business.

         PRI's dependence on third-party suppliers could harm its ability to negotiate the terms of its future business relationships with these parties, and PRI may be unable to replace any of them on terms favorable to it. In addition, outsourcing PRI's manufacturing to third parties may require PRI to share its proprietary information with these suppliers. Although PRI enters into confidentiality agreements with these third parties, these agreements may not adequately protect PRI's proprietary information.

BROOKS MAY EXPERIENCE DELAYS AND TECHNICAL DIFFICULTIES IN NEW PRODUCT INTRODUCTIONS AND MANUFACTURING, WHICH CAN ADVERSELY AFFECT ITS REVENUES, GROSS MARGINS AND NET INCOME.

         Because Brooks' systems are complex, there can be a significant lag between the time Brooks introduces a system and the time it begins to produce that system in volume. As technology in the semiconductor industry becomes more sophisticated, Brooks is finding it increasingly difficult to design and integrate complex technologies into its systems, to procure adequate supplies of specialized components, to train its technical and manufacturing personnel and to make timely transitions to high-volume manufacturing. Many customers also require customized systems, which compound these difficulties. Brooks sometimes incurs substantial unanticipated costs to ensure that its new products function properly and reliably early in their life cycle. These costs could include greater than expected installation and support costs or increased materials costs as a result of expedited changes. Brooks may not be able to pass these costs on to its customers. In addition, Brooks has experienced, and may continue to experience, difficulties in both low and high volume manufacturing. Any of these results could seriously harm Brooks' business.

         For example, beginning late in the third quarter of fiscal 2000, PRI encountered manufacturing and supply chain problems relating to its TurboStocker product, which PRI had planned to begin manufacturing in high volume in the fourth quarter of fiscal 2000 in response to increased customer demand at that time. These problems have delayed shipments and customer acceptance, which caused PRI's revenues for fiscal 2000 and 2001 to be lower than expected and also contributed to its net losses for these periods. Since PRI discovered these problems, it has incurred expenditures of $15.4 million to address them, consisting of approximately $3.4 million for associated engineering costs, $5.7 million of additional warranty costs, and $6.3 million to repair or retrofit TurboStockers already installed in the field where necessary. These costs also contributed to PRI's losses for these periods. Of these costs, the $6.3 million reserve for repairs and retrofits was recorded as a special charge in the fourth quarter of PRI's fiscal year 2001. The balance of the costs were recorded in PRI's results of operations during the period beginning with the fourth quarter of its fiscal year 2000 and ending with the last quarter of its fiscal year 2001. PRI has also consolidated its TurboStocker manufacturing operations into a single location, upgraded its enterprise resource planning system and outsourced additional manufacturing of components and subassemblies. PRI's efforts to date may be insufficient to resolve its manufacturing problems with its TurboStocker, and PRI may encounter similar difficulties and delays in the future.

         Moreover, on occasion Brooks has failed to meet its customers' delivery or performance criteria, and as a result Brooks has deferred revenue recognition and incurred late delivery penalties and had higher warranty and service costs. These failures could continue and could also cause Brooks to lose business from those customers and suffer long-term damage to its reputation.

BROOKS MAY BE UNABLE TO RECRUIT AND RETAIN NECESSARY PERSONNEL BECAUSE OF INTENSE COMPETITION FOR HIGHLY SKILLED PERSONNEL.

         Brooks needs to retain a substantial number of employees with technical backgrounds for both its hardware and software engineering, manufacturing, sales and support staffs. The market for these employees is intensively competitive, and Brooks has occasionally experienced delays in hiring qualified personnel. Due to the cyclical nature of the demand for its products and the current downturn in the semiconductor market, Brooks recently reduced its workforce as a cost reduction measure. If the semiconductor market experiences an upturn, Brooks may need to rebuild its workforce. Due to the competitive nature of the labor markets in which Brooks operates, this type of employment cycle increases Brooks' risk of being unable to retain and recruit key personnel. Brooks' inability to recruit, retain and train adequate numbers of qualified personnel on a timely basis could adversely affect its ability to develop, manufacture, install and support its products and may result in lost revenue and market share if customers seek alternative solutions.

BROOKS' INTERNATIONAL BUSINESS OPERATIONS EXPOSE IT TO A NUMBER OF DIFFICULTIES IN COORDINATING ITS ACTIVITIES ABROAD AND IN DEALING WITH MULTIPLE REGULATORY ENVIRONMENTS.

         Sales to customers outside North America accounted for approximately 61% of Brooks' total revenues in the quarter ended December 31, 2001, 50% in fiscal 2001, 48% in fiscal 2000, and 43% in fiscal 1999. Sales to customers outside the United States accounted for approximately 32% of PRI's total revenues in the quarter ended December 31, 2001, 38% in fiscal 2001, 36% in fiscal 2000 and 33% in fiscal 1999. Brooks anticipates that international sales will continue to account for a significant portion of its revenues. Many of Brooks' vendors are located in foreign countries. As a result of its international business operations, Brooks is subject to various risks, including:

         o difficulties in staffing and managing operations in multiple locations in many countries;

         o difficulties in managing distributors, representatives and third party systems integrators;

         o challenges presented by collecting trade accounts receivable in foreign jurisdictions;

         o        longer sales-cycles;

         o        possible adverse tax consequences;

         o        fewer legal protections for intellectual property;

         o governmental currency controls and restrictions on repatriation of earnings;

         o        changes in various regulatory requirements;

         o        political and economic changes and disruptions; and

         o export/import controls, trading policies and tariff regulations.

         To support its international customers, Brooks maintains locations in several countries, including Belgium, Canada, China, France, Germany, Japan, Malaysia, Singapore, South Korea, Switzerland, Taiwan and the United Kingdom. Brooks cannot guarantee that it will be able to manage these operations effectively. Brooks cannot assure you that its investment in these international operations will enable it to compete successfully in international markets or to meet the service and support needs of its customers, some of whom are located in countries where Brooks has no infrastructure.

         Although Brooks' international sales are primarily denominated in U.S. dollars, changes in currency exchange rates can make it more difficult for Brooks to compete with foreign manufacturers on price. If Brooks' international sales increase relative to its total revenues, these factors could have a more pronounced effect on Brooks' operating results.

BROOKS MUST CONTINUALLY IMPROVE ITS TECHNOLOGY TO REMAIN COMPETITIVE.

         Technology changes rapidly in the semiconductor, data storage and flat panel display manufacturing industries. Brooks believes its success depends in part upon its ability to enhance its existing products and to develop and market new products to meet customer needs, even in industry downturns. For example, as the semiconductor industry transitions from 200mm manufacturing technology to 300mm technology, Brooks believes it is important to its future success to develop and sell new products that are compatible with 300mm technology. If competitors introduce new technologies or new products, Brooks' sales could decline and its existing products could lose market acceptance. Brooks cannot guarantee that it will identify and adjust to changing market conditions or succeed in introducing commercially rewarding products or product enhancements. The success of Brooks' product development and introduction depends on a number of factors, including:

         o accurately identifying and defining new market opportunities and products;

         o completing and introducing new product designs in a timely manner;

         o market acceptance of Brooks' products and its customers' products;

         o timely and efficient software development, testing and process;

         o timely and efficient implementation of manufacturing and assembly processes;

         o        product performance in the field;

         o        development of a comprehensive, integrated product strategy;
                  and

         o efficient implementation and installation and technical support services.

         Because Brooks must commit resources to product development well in advance of sales, its product development decisions must anticipate technological advances by leading semiconductor manufacturers. Brooks may not succeed in that effort. Its inability to select, develop, manufacture and market new products or enhance its existing products could cause it to lose its competitive position and could seriously harm its business.

BROOKS FACES SIGNIFICANT COMPETITION WHICH COULD RESULT IN DECREASED DEMAND FOR BROOKS' PRODUCTS OR SERVICES.

         The markets for Brooks' products are intensely competitive. Brooks may be unable to compete successfully.

         Brooks believes the primary competitive factors in the tool automation systems segment are throughput, reliability, contamination control, accuracy and price/performance. Brooks believes that its primary competition in the tool automation market is from integrated original equipment manufacturers that satisfy their semiconductor and flat panel display handling needs internally rather than by purchasing systems or modules from an independent supplier like Brooks. Many of these original equipment manufacturers have substantially greater resources than Brooks does. Applied Materials, Inc., the leading process equipment original equipment manufacturer, develops and manufactures its own central wafer handling systems and modules. Brooks may not be successful in selling its products to original equipment manufacturers that internally satisfy their wafer or substrate handling needs, regardless of the performance or the price of Brooks products. Moreover, integrated original equipment manufacturers may begin to commercialize their handling capabilities and become Brooks competitors.

         Brooks believes that the primary competitive factors in the factory interface market are technical and technological capabilities, reliability, price/performance, ease of integration and global sales and support capability. In this market, Brooks competes directly with Asyst, Rorze, Fortrend, Newport, TDK, Yasakawa and Hirata. Some of these competitors have substantial financial resources and extensive engineering, manufacturing and marketing capabilities.

         Brooks believes that the primary competitive factors in the end-user semiconductor manufacturer market for factory automation and process control solutions are product functionality, price/performance, ease of use, ease of integration and installation, hardware and software platform compatibility, costs to support and maintain, vendor reputation and financial stability. The relative importance of these competitive factors may change over time. Brooks directly competes in this market with various competitors, including Applied Materials-Consilium, IBM, Si-view, Compaq, TRW, Camstar and numerous small, independent software companies. Brooks also competes with the in-house software staffs of semiconductor manufacturers like NEC, Texas Instruments and Intel. Most of those manufacturers have substantially greater resources than Brooks does.

         Brooks' factory automation systems division competes with Daifuku, Murata Machinery, Shinko Electric and a number of other smaller foreign and domestic manufacturers of automated machinery used in semiconductor fabrication facilities. The primary competitive factors in the market are quality, robustness and performance, price, ease of integration, vendor reputation, financial stability, support and on-time delivery.

BROOKS' RECENT RAPID GROWTH IS STRAINING ITS OPERATIONS AND REQUIRING IT TO INCUR COSTS TO UPGRADE ITS INFRASTRUCTURE.

         During fiscal 2000 and 2001, Brooks experienced extremely rapid growth in its operations, its product offerings and the geographic area of its operations. The merger with PRI will continue this trend. Brooks' growth has placed a significant strain on its management, operations and financial systems. Brooks' future operating results will depend in part on its ability to continue to implement and improve its operating and financial controls and management information systems. If Brooks fails to manage its growth effectively, its financial condition, results of operations and business could be harmed.

MUCH OF BROOKS' SUCCESS AND VALUE LIES IN ITS OWNERSHIP AND USE OF INTELLECTUAL PROPERTY, AND BROOKS' FAILURE TO PROTECT THAT PROPERTY COULD ADVERSELY AFFECT ITS FUTURE OPERATIONS.

         Brooks' ability to compete is heavily affected by its ability to protect its intellectual property. Brooks relies primarily on trade secret laws, confidentiality procedures, patents, copyrights, trademarks and licensing arrangements to protect its intellectual property. The steps Brooks has taken to protect its technology may be inadequate. Existing trade secret, trademark and copyright laws offer only limited protection. Brooks' patents could be invalidated or circumvented. The laws of certain foreign countries in which Brooks products are or may be developed, manufactured or sold may not fully protect Brooks' products. This may make the possibility of piracy of Brooks' technology and products more likely. Brooks cannot guarantee that the steps Brooks has taken to protect its intellectual property will be adequate to prevent misappropriation of its technology. Other companies could independently develop similar or superior technology without violating Brooks' proprietary rights. There has been substantial litigation regarding patent and other intellectual property rights in semiconductor-related industries. Brooks may engage in litigation to:

         o        enforce its patents;

         o        protect its trade secrets or know-how;

         o defend itself against claims alleging it infringes the rights of others; or

         o determine the scope and validity of the patents or intellectual property rights of others.

         Any litigation could result in substantial cost to Brooks and divert the attention of Brooks' management, which could harm its operating results and its future operations.

BROOKS' OPERATIONS COULD INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

         Particular aspects of Brooks' technology could be found to infringe on the intellectual property rights or patents of others. Other companies may hold or obtain patents on inventions or may otherwise claim proprietary rights to technology necessary to Brooks' business. Brooks cannot predict the extent to which it may be required to seek licenses or alter its products so that they no longer infringe the rights of others. Brooks cannot guarantee that the terms of any licenses it may be required to seek will be reasonable. Similarly, changing Brooks' products or processes to avoid infringing the rights of others may be costly or impractical or could detract from the value of its products. A party making a claim of infringement could secure a judgment against Brooks that requires it to pay substantial damages. A judgment could also include an injunction or other court order that could prevent Brooks from selling its products. Any claim of infringement by a third party also could cause Brooks to incur substantial costs defending against the claim, even if the claim is invalid, and could distract the attention of Brooks' management. Any of these events could seriously harm Brooks' business.




BROOKS' BUSINESS MAY BE HARMED BY INFRINGEMENT CLAIMS OF GENERAL SIGNAL OR APPLIED MATERIALS.

         Brooks received notice from General Signal Corporation twice in 1992 and once in 1994 alleging certain of Brooks' tool automation systems products that Brooks sells to semiconductor process tool manufacturers infringed General Signal's patent rights. The notification advised Brooks that General Signal was attempting to enforce its rights to those patents in litigation against Applied Materials, and that, at the conclusion of that litigation, General Signal intended to enforce its rights against Brooks and others. According to a press release issued by Applied Materials in November 1997, Applied Materials settled its litigation with General Signal by acquiring ownership of five General Signal patents. Although not verified by Brooks, these five patents would appear to be the patents referred to by General Signal in its prior notice to Brooks. Applied Materials has not contacted Brooks regarding these patents. Brooks cannot guarantee that it would prevail in any litigation by Applied Materials seeking damages or expenses from Brooks or to enjoin Brooks from selling its products on the basis of the alleged patent infringement, or that a license for any of the alleged infringed patents will be available to Brooks on reasonable terms, if at all. A material portion of Brooks' revenues for the quarter ended December 31, 2001 and fiscal 2001 derive from the products that General Signal originally alleged to infringe its patents.


BROOKS' BUSINESS MAY BE HARMED BY INFRINGEMENT CLAIMS OF ASYST TECHNOLOGIES,
INC.

         Brooks acquired certain assets, including a transport system known as IridNet, from the Infab division of Jenoptik AG on September 30, 1999. Asyst Technologies, Inc. had previously filed suit against Jenoptik AG and other defendants, claiming that products of the defendants, including IridNet, infringe Asyst's patents. This ongoing litigation may ultimately affect certain products sold by Brooks. Brooks has received notice that Asyst may amend its complaint to name Brooks as an additional defendant. Based on Brooks' investigation of Asyst's allegations, Brooks does not believe it is infringing any claims of Asyst's patents. Brooks intends to continue to support Jenoptik to argue vigorously, among other things, the position that the IridNet system does not infringe the Asyst patents. If Asyst prevails in prosecuting its case, Asyst may seek to prohibit Brooks from developing, marketing and using the IridNet product without a license. Because patent litigation can be extremely expensive, time-consuming, and its outcome uncertain, Brooks may seek to obtain licenses to the disputed patents. Brooks cannot guarantee that licenses will be available to it on reasonable terms, if at all. If a license from Asyst is not available, Brooks could be forced to incur substantial costs to reengineer the IridNet system, which could diminish its value. In any case, Brooks may face litigation with Asyst. Such litigation could be costly and would divert Brooks management's attention and resources. In addition, even though sales of IridNet comprised less than 1% of Brooks' total revenues for fiscal year 2001, if Brooks does not prevail in such litigation, Brooks could be forced to pay significant damages or amounts in settlement. Jenoptik has indemnified Brooks for losses Brooks may incur in this action.

BROOKS' SOFTWARE PRODUCTS MAY CONTAIN ERRORS OR DEFECTS THAT COULD RESULT IN LOST REVENUE, DELAYED OR LIMITED MARKET ACCEPTANCE OR PRODUCT LIABILITY CLAIMS WITH SUBSTANTIAL LITIGATION COSTS.

         Complex software products like Brooks' can contain errors or defects, particularly when Brooks first introduces new products or when it releases new versions or enhancements. Any defects or errors could result in lost revenue or a delay in market acceptance, which would seriously harm Brooks' business and operating results. Brooks has occasionally discovered software errors in its new software products and new releases after their introduction, and Brooks expects that this will continue. Despite internal testing and testing by current and potential customers, Brooks' current and future products may contain serious defects.

         Because many of Brooks' customers use their products for business-critical applications, any errors, defects or other performance problems could result in financial or other damage to Brooks' customers and could significantly impair their operations. Brooks' customers could seek to recover damages from Brooks for losses related to any of these issues. A product liability claim brought against Brooks, even if not successful, would likely be time-consuming and costly to defend and could adversely affect Brooks' marketing efforts.

THE IMPACT OF TERRORIST THREATS ON THE GENERAL ECONOMY COULD DECREASE BROOKS' REVENUES.

         On September 11, 2001, the United States was subject to terrorist attacks at the World Trade Center buildings in New York City and the Pentagon in Washington, D.C. The potential near- and long-term impact these attacks may have in regards to Brooks' suppliers and customers, markets for their products and the U.S. economy are uncertain. There may be other potential adverse effects on Brooks' operating results due to this significant event that Brooks cannot foresee.

                RISK FACTORS RELATING TO THE BROOKS COMMON STOCK

BROOKS' OPERATING RESULTS FLUCTUATE SIGNIFICANTLY, WHICH COULD NEGATIVELY IMPACT ITS BUSINESS AND ITS STOCK PRICE.

         Brooks' revenues, margins and other operating results can fluctuate significantly from quarter to quarter depending upon a variety of factors, including:

         o        the level of demand for semiconductors in general;

         o cycles in the market for semiconductor manufacturing equipment and automation software;

         o the timing, rescheduling, cancellation and size of orders from Brooks' customer base;

         o Brooks' ability to manufacture, test and deliver products in a timely and cost-effective manner;

         o        Brooks' success in winning competitions for orders;

         o the timing of Brooks' new product announcements and releases and those of its competitors;

         o        the mix of products it sells;

         o        the timing of any acquisitions and related costs;

         o        competitive pricing pressures; and

         o the level of automation required in fab extensions, upgrades and new facilities.

         Brooks entered the factory automation software business in fiscal 1999. A portion of Brooks' revenues from this business will depend on achieving project milestones. As a result, Brooks' revenue from this business will be subject to fluctuations depending upon a number of factors, including whether Brooks can achieve project milestones on a timely basis, if at all, as well as the timing and size of projects.

BROOKS' STOCK PRICE IS VOLATILE.

         The market price of the Brooks common stock has fluctuated widely. For example, between April 4, 2001 and April 30, 2001, the closing price of Brooks' common stock rose from approximately $35.45 to $62.61 per share and between August 28, 2001 and

September 28, 2001, the price of the Brooks common stock dropped from approximately $48.15 to $26.59 per share. Consequently, the current market price of the Brooks common stock may not be indicative of future market prices, and Brooks may be unable to sustain or increase the value of an investment in its common stock. Factors affecting Brooks' stock price may include:

         o        variations in operating results from quarter to quarter;

         o changes in earnings estimates by analysts or Brooks' failure to meet analysts' or investors' expectations;

         o changes in the market price per share of Brooks' public company customers;

         o        market conditions in the industry;

         o        general economic conditions;

         o        low trading volume of Brooks common stock; and

         o        the number of firms making a market in Brooks common stock.

         In addition, the stock market has recently experienced extreme price and volume fluctuations. These fluctuations have particularly affected the market prices of the securities of high technology companies like Brooks. These market fluctuations could adversely affect the market price of the Brooks common stock.

BECAUSE A LIMITED NUMBER OF STOCKHOLDERS, INCLUDING A MEMBER OF BROOKS' MANAGEMENT TEAM, OWNS A SUBSTANTIAL NUMBER OF SHARES OF BROOKS COMMON STOCK AND ARE PARTIES TO A VOTING AGREEMENT, THEIR DECISIONS MAY BE DETRIMENTAL TO YOUR INTERESTS.

         By virtue of their stock ownership and voting agreement, Robert J. Therrien, Brooks' president and chief executive officer, and Jenoptik AG have the power to significantly influence Brooks' affairs and are able to influence the outcome of matters required to be submitted to stockholders for approval, including the election of Brooks' directors, amendments to Brooks' certificate of incorporation, mergers, sales of assets and other acquisitions or sales. These stockholders may exercise their influence over Brooks in a manner detrimental to your interests. As of March 31, 2002, Mr. Therrien and M+W Zander Holding GmbH, a subsidiary of Jenoptik AG, beneficially owned approximately 8.9% of the Brooks common stock.

         Brooks has a stockholders agreement with Mr. Therrien, M+W Zander Holding GmbH and Jenoptik AG under which M+W Zander Holding GmbH agreed to vote all of its shares on all matters in accordance with the recommendation of a majority of Brooks' board of directors.

PROVISIONS OF BROOKS' CERTIFICATE OF INCORPORATION, BYLAWS, CONTRACTS AND 4.75% CONVERTIBLE SUBORDINATED NOTES DUE 2008 MAY DISCOURAGE TAKEOVER OFFERS AND MAY LIMIT THE PRICE INVESTORS WOULD BE WILLING TO PAY FOR BROOKS' COMMON STOCK.

         Brooks' certificate of incorporation and bylaws contain provisions that may make an acquisition of Brooks more difficult and discourage changes in Brooks' management. These provisions could limit the price that investors might be willing to pay for shares of Brooks' common stock. In addition, Brooks has adopted a shareholder rights plan. In many potential takeover situations, rights issued under the plan become exercisable to purchase Brooks common stock at a price substantially discounted from the then applicable market price of Brooks common stock. Because of its possible dilutive effect to a potential acquirer, the rights plan would generally discourage third parties from proposing a merger with or initiating a tender offer for Brooks that is not approved by Brooks' board of directors. Accordingly, the rights plan could have an adverse impact on Brooks' stockholders who might want to vote in favor of a merger or participate in a tender offer. In addition, Brooks may issue shares of preferred stock upon terms the board of directors deems appropriate without stockholder approval. Brooks' ability to issue preferred stock in such a manner could enable its board of directors to prevent changes in its management or control. Finally, upon a change of control of Brooks, Brooks may be required to repurchase convertible subordinated notes at a price equal to 100% of the principal outstanding amount thereof, plus accrued and unpaid interest, if any, to the date of the repurchase. Such a repurchase of the notes would represent a substantial cash outflow; accordingly, the repayment of the notes upon a change of control of Brooks could discourage third parties from proposing a merger with, initiating a tender offer for or otherwise attempting to gain control of Brooks.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus includes and incorporates by reference "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Brooks, which are usually identified by the use of words such as "will," "may," "anticipates," "believes," "estimates," "expects," "projects," "plans," "predicts," "continues," "intends," "should," "would," or similar expressions. We intend for these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of complying with these safe harbor provisions.

    These forward-looking statements reflect our current views and expectations about Brooks' plans, strategies and prospects, which are based on the information currently available and on current assumptions.

    We cannot give any guarantee that these plans, intentions or expectations will be achieved. Holders of exchangeable shares of Brooks-PRI Canada are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including those factors described in the "Risk Factors" section beginning on page 4 of this prospectus. Listed below and discussed elsewhere in this prospectus are some important risks, uncertainties and contingencies that could cause actual results, performances or achievements of Brooks to be materially different from the forward-looking statements included or incorporated by reference in this prospectus. These risks, uncertainties and contingencies include, but are not limited to, the following:

        o   market acceptance of new products;

        o   competition in the industry;

        o   the ability to satisfy demand for our products;

        o   exchange rate fluctuations;

        o   the availability of debt and equity financing;

        o   the development of new competitive technologies;

        o   the availability of key components for our products;

        o   future acquisitions;

        o   the availability of qualified personnel;

        o international, national, regional and local economic and political changes;

        o   general economic conditions; and

        o trends affecting the semiconductor industry, our financial conditions or results of operations.

    You should read this prospectus and the documents that we incorporate by reference in this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We may not update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.

                                 USE OF PROCEEDS

    Because we will issue the shares of common stock offered hereby upon exchange or redemption of the exchangeable shares, we will not receive any cash proceeds upon the issuance of such shares.


                              PLAN OF DISTRIBUTION

         You should consult your own tax advisors with respect to the United States, Canadian and other tax consequences of exchanging your exchangeable shares for shares of Brooks common stock as described below. For more information, see "Income Tax Considerations."

         We have filed with the SEC a registration statement on Form S-3 with respect to our common stock being offered under this prospectus. This prospectus forms a part of the registration statement. We have agreed to use our reasonable best efforts to keep the registration statement effective until there are no exchangeable shares outstanding (other than exchangeable shares held by us or our Ontario subsidiary). We have not engaged a broker, dealer or underwriter in connection with offering of our common stock described in this prospectus.

EXCHANGING YOUR EXCHANGEABLE SHARES FOR BROOKS COMMON STOCK

    You may obtain our common stock in exchange for your exchangeable shares in the following ways:

         o You may require Brooks-PRI Canada or our Ontario subsidiary to redeem or exchange each of your exchangeable shares for 0.52 shares of our common stock. For more information, see "--How You May Exchange or Redeem Your Exchangeable Shares."

         o Subject to the overriding call right of our Ontario subsidiary, Brooks-PRI Canada will automatically redeem each of your exchangeable shares for 0.52 shares of our common stock upon the occurrence of certain events. For more information, see "--Automatic Redemption of Your Exchangeable Shares."

         o Upon the liquidation of Brooks or of Brooks-PRI Canada, you may be required to, or may choose to, exchange each of your exchangeable shares for 0.52 shares of our common stock. For more information, see "--Exchange of Your Exchangeable Shares Upon Our Liquidation or the Liquidation of Brooks-PRI Canada."

    We will bear all of the expenses of this distribution. We estimate that these expenses will total approximately $10,000.

HOW YOU MAY EXCHANGE OR REDEEM YOUR EXCHANGEABLE SHARES

         By exercising your exchange put right. You may exercise your exchange put right to require our Ontario subsidiary to purchase all or any of your exchangeable shares in exchange for 0.52 shares of our common stock for each exchangeable share, plus any dividends due to you upon the exchangeable shares that you elect to exchange. To exercise your exchange put right you must give written notice to the trustee (Computershare Trust Company of Canada) at its principal transfer office in Toronto, Ontario or at such other office of the trustee as the trustee may specify from time to time. You may give this notice by completing and delivering to the trustee the exchange put right request contained in the letter of transmittal which was distributed by Promis to holders of Promis common shares in connection with the combination transaction between PRI and Promis or by delivering to the trustee another form of notice satisfactory to the trustee. In addition to the notice, you must also deliver the certificates for the exchangeable shares you wish to exchange and any other documents that may be required to transfer your exchangeable shares by the Canada Business Corporations Act, Brooks-PRI Canada's by-laws and the trustee. The exchange will be completed no later than the close of business on the third business day after the trustee receives your notice, your exchangeable share certificates and any other required documents.

         By exercising your retraction right. You may exercise your retraction right to require Brooks-PRI Canada to redeem (or retract) all or any of your exchangeable shares in exchange for 0.52 shares of our common stock for each exchangeable share, plus any dividends due on the exchangeable shares that you elect to redeem. This retraction right will be subject to the exercise by our Ontario subsidiary of its overriding right in such circumstances to purchase the exchangeable shares you wish to exchange. For more information, see "The Overriding Call Rights of Our Ontario Subsidiary--Retraction Call Right." To exercise your retraction right, you must complete the retraction request on the reverse side of the certificates of the exchangeable shares you wish to redeem or provide such other form of notice acceptable to Brooks-PRI Canada and deliver the exchangeable share certificates to Brooks-PRI Canada or the trustee. In the request or notice, you will be required to specify the number of exchangeable shares you wish Brooks-PRI Canada to redeem and the date upon which you wish to receive the shares of our common stock, plus any dividends due to you in exchange for your exchangeable shares. The date you request for delivery must be a business day not less than five nor more than ten business days after the date on which Brooks-PRI Canada receives your retraction request and any other documents that may be required to effect the redemption by the Canada Business Corporations Act, Brooks-PRI Canada's by-laws and the trustee.

         Upon receiving the completed retraction request or notice, exchangeable share certificates and any other required documents, Brooks-PRI Canada will immediately notify us and our Ontario subsidiary of your request. Our Ontario subsidiary will thereafter have two business days in which to exercise its overriding right in such circumstances to purchase the exchangeable shares you wish to redeem. If it determines not to exercise this right and you do not revoke your request for Brooks-PRI Canada to redeem your exchangeable shares in accordance with the terms of your exchangeable shares, Brooks-PRI Canada will deliver to you not later than your requested delivery date the number of shares of our common stock equal to 0.52 times the number of exchangeable shares you have delivered for redemption, plus any dividends due on the exchangeable shares.

AUTOMATIC REDEMPTION OF YOUR EXCHANGEABLE SHARES

    Subject to compliance with applicable law, and subject to the overriding call right of our Ontario subsidiary, Brooks-PRI Canada will automatically redeem your exchangeable shares in exchange for 0.52 shares of our common stock for each exchangeable share, plus any dividends due on your exchangeable shares, on the following dates:

            o     March 2, 2006;

            o an earlier date determined by the Brooks-PRI Canada board of directors in two circumstances. The Brooks-PRI Canada board may accelerate the date of redemption if there are outstanding less than 15% of the exchangeable shares issued by Brooks-PRI Canada on the closing of PRI's combination with Promis (other than shares held by us and our subsidiaries). The Brooks-PRI Canada board may adjust this threshold as it deems appropriate in order to give effect to:

                  (a) any subdivision or consolidation of or stock dividend on the exchangeable shares;

                  (b) any issuance or distribution of rights to acquire exchangeable shares or securities exchangeable for or convertible into or carrying rights to acquire exchangeable shares;

                  (c) any issuance or distribution of other securities or rights or evidences of indebtedness or assets; or

                  (d) any other capital reorganization or other transaction involving or affecting the exchangeable shares.

                  The Brooks-PRI Canada board may also elect to accelerate the date for redemption if:

                  (i) we are involved in a proposed merger, amalgamation, tender offer, material sale or capital distribution of shares or assets or rights or interests in such assets or rights or any similar transaction; or

                  (ii) we, our Ontario subsidiary or any of our other affiliates are selling a majority of the outstanding shares of Brooks-PRI Canada to an arm's-length third party,

                  and the Brooks-PRI Canada board determines, in good faith and in its sole discretion, that it is not reasonably practicable to substantially replicate the terms and conditions of the exchangeable shares in connection with such transaction and that the redemption of all exchangeable shares is necessary to enable the completion of such transaction;

            o the business day following the day on which the holders of exchangeable shares fail to approve, or disapprove, any change in the rights of the exchangeable shares which will maintain the economic and legal equivalence of our common stock and the exchangeable shares; or

            o the business day prior to the record date for any meeting or vote of Brooks-PRI Canada's shareholders in which holders of exchangeable shares would be entitled to vote as Brooks-PRI Canada shareholders other than any meeting or vote to approve or disapprove any change in the rights of the exchangeable shares to maintain the economic and legal equivalence of our common stock and the exchangeable shares.

         Brooks-PRI Canada will notify you in writing of the proposed automatic redemption of your exchangeable shares, at least 45 days before the date of automatic redemption, in the case of an automatic redemption on March 2, 2006 or an automatic redemption if there are outstanding less than 15% of the exchangeable shares issued by Brooks-PRI Canada on the closing of PRI's combination with Promis (other than shares held by us and our subsidiaries), or such number of days before the date of automatic redemption that the Brooks-PRI Canada board determines to be reasonably practicable under the circumstances, in the case of other automatic redemptions. The automatic redemption by Brooks-PRI Canada of your exchangeable shares will be subject to the overriding right of our Ontario subsidiary to purchase your exchangeable shares on the occurrence of the circumstances triggering automatic redemption. For more information, see "The Overriding Call Rights of Our Ontario Subsidiary--Redemption Call Right."

EXCHANGE OF YOUR EXCHANGEABLE SHARES UPON OUR LIQUIDATION OR THE LIQUIDATION OF BROOKS-PRI CANADA

         Your right to redeem your exchangeable shares upon the liquidation of Brooks-PRI Canada. Subject to any restrictions imposed by applicable law, if Brooks-PRI Canada dissolves, liquidates or otherwise distributes its assets among its shareholders to wind up its affairs, the holders of exchangeable shares will have the right to receive from Brooks-PRI Canada, prior to any distribution to any other Brooks-PRI Canada shareholders, 0.52 shares of our common stock for each exchangeable share held, plus any dividends due on the exchangeable shares. This right will be subject to the overriding right of our Ontario subsidiary in these circumstances to purchase all of your exchangeable shares. For more information, see "The Overriding Call Rights of Our Ontario Subsidiary--Liquidation Call Right."

         In addition, you will be entitled to require our Ontario subsidiary to purchase all or any of your exchangeable shares if:

            o Brooks-PRI Canada institutes any proceeding to be adjudicated a bankrupt or insolvent or to be dissolved or wound-up;

            o Brooks-PRI Canada consents to the institution of bankruptcy, insolvency, dissolution or winding-up proceedings against it, or the filing of a petition or proceedings seeking its dissolution or winding-up under any bankruptcy, insolvency or similar laws;

            o Brooks-PRI Canada fails to contest in good faith any proceedings seeking its dissolution or winding-up under any bankruptcy, insolvency or similar laws within 30 days of becoming aware of such proceedings;

            o     Brooks-PRI Canada consents to the appointment of a receiver;

            o Brooks-PRI Canada makes a general assignment for the benefit of its creditors; or

            o Brooks-PRI Canada admits in writing its inability to pay its debts generally as they become due.

         Brooks-PRI Canada and our Ontario subsidiary will notify the trustee in writing as soon as practicable if any of these events occurs. The trustee will then notify you of such event and will advise you of your right to require our Ontario subsidiary to purchase all or any of your exchangeable shares in such circumstances. Should you choose to exercise this right, you will receive in consideration for your exchangeable shares 0.52 shares of our common stock for each exchangeable share, plus any dividends due on the exchangeable shares exchanged.

         If as a result of liquidity or solvency requirements of applicable law Brooks-PRI Canada is unable to redeem all of your exchangeable shares which you have delivered to Brooks-PRI Canada for redemption, you will be deemed to have exercised your right to require our Ontario subsidiary to purchase the exchangeable shares not redeemed by Brooks-PRI Canada.

         Your right to redeem your exchangeable shares upon our liquidation. In order for you to participate on a pro rata basis with the holders of our common stock, immediately prior to our liquidation, we will automatically exchange your exchangeable shares for 0.52 shares of our common stock for each exchangeable share, plus any dividends due to you on your exchangeable shares. We will be deemed to have liquidated when either of the following occur:

            o our board of directors decides to institute proceedings to liquidate or dissolve us or to effect any other distribution of our assets among our stockholders for the purpose of winding up our affairs; or

            o we receive notice of or otherwise become aware of any threatened or instituted claim, suit, petition or other proceedings with respect to our involuntary liquidation, dissolution or winding-up or to effect any other distribution of our assets among our stockholders for the purposes of winding up our affairs, and we fail to contest in good faith any such proceeding within 30 days.

         In order to exchange your exchangeable shares, you must deliver to us your exchangeable share certificates, duly endorsed in blank, and any instruments of transfer that we may reasonably require. Upon receipt of your exchangeable share certificates and required transfer documentation, we or our Ontario subsidiary will deliver to you certificates representing 0.52 shares of our common stock for each exchangeable share, plus any dividends due on your exchangeable shares.

THE OVERRIDING CALL RIGHTS OF OUR ONTARIO SUBSIDIARY

         In the circumstances described below, our Ontario subsidiary will have certain overriding rights to acquire your exchangeable shares by delivering to you in exchange for each of your exchangeable shares 0.52 shares of our common stock, plus any dividends due on the exchangeable shares. Our Ontario subsidiary may exercise these rights even though you have requested Brooks-PRI Canada to exchange or redeem your exchangeable shares.

         Retraction call right. If you request Brooks-PRI Canada to redeem your exchangeable shares, you will be deemed to offer such shares to our Ontario subsidiary. Our Ontario subsidiary will have an overriding right in these circumstances to acquire all of the exchangeable shares which you wish Brooks-PRI Canada to redeem. If our Ontario subsidiary elects to exercise this right, you will be required to transfer these exchangeable shares to our Ontario subsidiary.

         Liquidation call right. Our Ontario subsidiary will have an overriding right to acquire all of your exchangeable shares upon the liquidation, dissolution or winding-up of Brooks-PRI Canada or any other distribution of the assets of Brooks-PRI Canada among its shareholders for the purpose of winding up its affairs. If our Ontario subsidiary elects to exercise this right, you will be required to transfer your exchangeable shares to our Ontario subsidiary. The transfer of your exchangeable shares will occur on the effective date of the liquidation, dissolution or winding-up of Brooks-PRI Canada.

         Redemption call right. Our Ontario subsidiary will have the overriding right to acquire all of your exchangeable shares on the proposed date for their automatic redemption. If our Ontario subsidiary elects to exercise this right, you will be required to transfer your exchangeable shares to our Ontario subsidiary.

         Effect of call right exercise. If our Ontario subsidiary exercises one or more of its call rights described above and acquires exchangeable shares, it will not be entitled to exercise any voting rights attaching to those exchangeable shares. We anticipate that our Ontario subsidiary will exercise its call rights when they are available, and we currently foresee no circumstances under which our Ontario subsidiary would not exercise these rights. In addition, we do not anticipate any restriction or limitation on the number of exchangeable shares our Ontario subsidiary would acquire upon exercise of these rights.

TREATMENT OF FRACTIONAL INTERESTS

         No certificates will be issued representing fractional interests in our common stock upon the exchange, redemption or retraction of exchangeable shares and any such fractional interests shall not entitle the holder to any rights of a holder of our common stock. Instead, each such holder will receive an amount of cash (rounded down to the nearest whole cent), without interest, equal to the product of such fraction multiplied by the price of our common stock (rounded down to the nearest whole cent) on the Nasdaq National Market on the day the exchangeable share is exchanged, redeemed or retracted.

                            INCOME TAX CONSIDERATIONS

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

         You should consider the following discussion of Canadian federal income taxes before you acquire exchangeable shares or exchange exchangeable shares for our common stock. In the opinion of Blake, Cassels & Graydon LLP, the following accurately summarizes the principal Canadian federal income tax considerations that generally apply to you if, under Canadian federal income tax law, you are considered to

            o hold as capital property (a) your exchangeable shares, (b) the voting rights attached to those shares, (c) the right to require our Ontario subsidiary to purchase those shares and deliver shares of common stock and additional amounts, (d) the other ancillary rights attached to those shares, and (e) your shares of Brooks common stock;

            o deal at arm's length with Brooks, Brooks-PRI Canada, and our Ontario subsidiary; and

            o not be affiliated with Brooks, Brooks-PRI Canada, or our Ontario subsidiary.

         If Brooks is or will be a foreign affiliate of you under the Canadian federal income tax laws, this summary will not apply to you. This summary assumes that at all times the exchangeable shares will be listed on the Toronto Stock Exchange or another prescribed stock exchange in Canada. This summary does not address the tax consequences of the transactions, including the arrangement, in which you may have acquired the exchangeable shares.

         Under Canadian federal income tax laws, your exchangeable shares will generally be considered to be capital property to you unless you are considered to hold your exchangeable shares

            o     in the course of carrying on a business,

            o     in an adventure in the nature of trade, or

            o     as "mark-to-market property."

         If you are resident in Canada but your shares might not otherwise qualify as capital property, you may be entitled to make an irrevocable election to qualify those shares as capital property. If you do not hold your exchangeable shares as capital property, you should consult your own advisers regarding your particular circumstances. If you are a "financial institution" under the Canadian federal income tax laws applicable to securities held by financial institutions, the summary does not apply to you; instead, you should consult your own advisers regarding the application to you of the "mark-to-market" rules.

         This summary is based on the current provisions of the Income Tax Act (Canada) and regulations, the current provisions of the income tax treaty between Canada and the United States and counsel's understanding of the current administrative policies and assessing practices of the Canada Customs and Revenue Agency ("CCRA"). This summary also takes into account the proposed amendments to the Income Tax Act (Canada) and regulations that the Minister of Finance has publicly announced prior to the date of this prospectus and assumes that those proposed amendments will be enacted in their present form. Counsel can give no assurances, however, that the proposed amendments will be enacted in the form proposed, or at all.

         Except for such proposed amendments, this summary does not take into account or anticipate any changes in law, whether by legislative, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein. We have neither sought nor obtained an advance tax ruling from CCRA to confirm the tax consequences of any of the transactions we describe.

         WHILE THIS SUMMARY ADDRESSES THE MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS GENERALLY APPLICABLE TO YOU, IT IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL, BUSINESS OR TAX ADVICE TO YOU. FURTHERMORE, AS REQUIRED BY THE "PLAIN ENGLISH" REQUIREMENTS OF THE SEC, THIS SUMMARY MAKES MINIMAL USE OF DEFINED TERMS. YOU SHOULD KNOW THAT MANY OF THE WORDS AND PHRASES USED IN THIS SUMMARY HAVE VERY SPECIFIC MEANINGS UNDER CANADIAN INCOME TAX LAW. THEREFORE, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES APPLICABLE TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

         For Canadian tax purposes, you must express all amounts, including dividends, adjusted cost base and proceeds of disposition, in Canadian dollars, and you must convert amounts denominated in United States dollars into Canadian dollars based on the United States dollar exchange rate generally prevailing when those amounts arise.

SHAREHOLDERS RESIDENT IN CANADA

         If you are resident or deemed to be resident in Canada under Canadian federal income tax laws, the following portion of the summary applies to you.

DIVIDENDS

         Exchangeable shares. If you are an individual, the dividends that you receive or are deemed to receive on your exchangeable shares will be included in computing your income. Generally, such dividends will be subject to the gross-up and dividend tax credit rules that normally apply to taxable dividends received from taxable Canadian corporations. If you are a corporation, the dividends that you receive or are deemed to receive on your exchangeable shares will be included in computing your income.

         Subject to the discussion set out below, if you are a corporation, other than a "specified financial institution," you must include dividends that you receive or are deemed to receive on the exchangeable shares in your income and these dividends will normally be deductible in computing your taxable income.

         If you are a specified financial institution, you will only be able to deduct from your taxable income a dividend that is otherwise deductible if either:

            o you did not acquire your exchangeable shares in the ordinary course of your business; or

            o at the time you receive the dividend, the exchangeable shares are listed on a prescribed stock exchange in Canada (which currently includes the Toronto Stock Exchange) and you, either alone or together with persons not dealing at arm's length with you for purposes of the Income Tax Act (Canada), do not receive (and are not deemed to receive) dividends in respect of more than 10 percent of the issued and outstanding exchangeable shares.

         If you are a private corporation or any other corporation resident in Canada controlled or deemed to be controlled by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts), you may be liable to pay a refundable tax of 33 1/3 percent on dividends that you receive or are deemed to receive on the exchangeable shares that are deductible in computing your taxable income. If you are a "Canadian-controlled private corporation," you may be liable to pay an additional refundable tax of 6 2/3 percent on dividends you receive or are deemed to receive that are not deductible in computing your taxable income.

         Under Canadian federal income tax laws, the exchangeable shares will be taxable preferred shares and short-term preferred shares and, subject to the discussion above, term preferred shares. Accordingly, Brooks-PRI Canada will be subject to a 66 2/3 percent tax on dividends (other than excluded dividends) that it pays or is deemed to pay on the exchangeable shares. In certain circumstances, Brooks-PRI Canada may be entitled to deductions that will substantially offset the impact of this tax. If you are a corporation, dividends that you receive or are deemed to receive on the exchangeable shares will not be subject to the 10 percent tax under Part IV.1 of the Income Tax Act (Canada).

         If Brooks or any person with whom Brooks does not deal at arm's length for purposes of the Income Tax Act (Canada) is a "specified financial institution" at the time a dividend is paid on an exchangeable share and you are a corporation, then, subject to the exemption described below, the dividends that you receive or are deemed to receive will not be deductible in computing your taxable income. However, as discussed above, those dividends will be fully includible in computing your income. Generally, we will be a specified financial institution for these purposes if

            o Brooks is, or is related to, an entity or corporation that is a bank, a trust company, a credit union, or an insurance corporation, or

            o Brooks' principal business, or the principal business of an entity or corporation to which Brooks is related, is (a) the lending of money to persons with whom Brooks deals at arm's length, (b) the purchasing of debt obligations issued by persons with whom Brooks deals at arm's length, or (c) combination of both (a) and (b).

         The same rules will apply to determine whether a person with whom Brooks does not deal at arm's length is a specified financial institution for these purposes.

         Nonetheless, if you are a corporation, you will not be denied the dividend deduction if at the time you receive a dividend or are deemed to receive a dividend

            o the exchangeable shares are listed on a prescribed stock exchange (which currently includes the Toronto Stock Exchange),

            o     Brooks controls Brooks-PRI Canada, and

            o you (together with any person with whom you do not deal at arm's length, any partnership of which you or that person is a member, and any trust of which you or that person is a beneficiary) do not receive dividends on more than 10 percent of the issued and outstanding exchangeable shares.

REDEMPTION OR EXCHANGE OF EXCHANGEABLE SHARES

         If Brooks-PRI Canada redeems (or you retract) your exchangeable shares, you will generally be deemed to have received a dividend equal to the amount, if any, by which

                  (a) the fair market value of the consideration you receive as part of the redemption or retraction

         exceeds

                  (b) the aggregate of

                  o the paid-up capital (as determined under Canadian federal income tax laws) at the time Brooks-PRI Canada redeems or you retract your exchangeable shares and

                  o any amount allocated to the cancellation of (i) the voting rights attached to those shares, (ii) the right to require our Ontario subsidiary to purchase those shares and deliver shares of common stock and certain additional amounts, and (iii) the other ancillary rights attached to those shares.

         The amount of any deemed dividend will generally be subject to the tax treatment described above under "Dividends-Exchangeable Shares." On the redemption of your exchangeable shares, you will also be considered to have disposed of your exchangeable shares for proceeds of disposition equal to (a) the redemption proceeds less (b) the amount of the deemed dividend. You will also be considered to have disposed of the rights attached to your exchangeable shares in exchange for the amount allocated to the cancellation of the rights attached to those shares. Brooks is of the view that the fair market value of those rights is nominal. Counsel, however, can provide no opinion on this factual matter. In general, you will realize a capital gain (or a capital loss) equal to the amount by which (a) the proceeds of disposition of the exchangeable shares (net of reasonable costs of disposition) exceed (b) the adjusted cost base of such shares (see "--Taxation of Capital Gain or Capital Loss" below). If you are a corporation, in some circumstances, the amount of any dividend you are deemed to have received may be treated as proceeds of disposition and not as a dividend.

         If you exchange exchangeable shares (including any related rights) with our Ontario subsidiary for shares of Brooks common stock, other than on the redemption or retraction of exchangeable shares, in general, you will realize a capital gain (or a capital loss) to the extent (a) the proceeds of disposition of the exchangeable shares, net of any reasonable costs of disposition, exceed (or are less than) (b) the adjusted cost base of such shares to you. For these purposes, the proceeds of disposition will be the aggregate fair market value, at the time of the exchange, of the consideration you receive (less any amount allocated to the cancellation of the rights attached to the exchangeable shares) (see "--Taxation of Capital Gain or Capital Loss" below).

         Because of the rights attached to the exchangeable shares, you cannot control whether you will receive shares of common stock upon Brooks-PRI Canada redemption of your exchangeable shares or upon our Ontario subsidiary's purchase of your exchangeable shares, unless you exercise your right to require our Ontario subsidiary to purchase your exchangeable shares. As described above, the tax consequences to you of a redemption differ from those of an exchange.

TAXATION OF CAPITAL GAIN OR CAPITAL LOSS

         You must include in your income for the year of disposition the taxable portion of any capital gain you realize. The taxable portion of any capital gain you realize (the "taxable capital gain") will be one-half of that amount. You must deduct against such taxable capital gains for the year of disposition one-half of any capital loss you realize in that year. If one-half of any capital loss you realize in a taxation year exceeds your taxable capital gains in that year, you may carry back the excess up to three taxation years or forward indefinitely and deduct those excess amounts against net taxable capital gains in those other years, subject to certain limitations (including certain transitional rules related to changes in the capital gains inclusion rate) and in certain circumstances.

         If you are an individual or trust, other than certain trusts, capital gains that you realize may give rise to alternative minimum tax. If you are a Canadian-controlled private corporation, you may be liable to pay an additional refundable tax of 6 2/3 percent on taxable capital gains.

         If you are a corporation, subject to certain limitations and under certain circumstances, you may be required to reduce the amount of any capital loss arising when you dispose or are deemed to dispose of any exchangeable shares by the amount of dividends you received or are deemed to have received on those shares. Similar rules may apply to you if you are:

            o a corporation that is a member of a partnership that owns exchangeable shares;

            o a corporation that is a beneficiary of a trust that owns exchangeable shares;

            o a member of a partnership that is a member of another partnership that owns exchangeable shares;

            o a member of a partnership that is a beneficiary of a trust that owns exchangeable shares;

            o a beneficiary of a trust that is a member of a partnership that owns exchangeable shares; or

            o a beneficiary of a trust that is the beneficiary of another trust that owns exchangeable shares.

TAXATION OF BROOKS COMMON STOCK

         Acquisition and disposition of shares of Brooks common stock. The cost amount of shares of common stock that you receive on the retraction, redemption or exchange of exchangeable shares will in general be equal to the fair market value of those shares at that time.

         If you dispose or are deemed to have disposed of shares of common stock, generally, you will have a capital gain (or capital loss) to the extent that (a) the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) (b) the adjusted cost base to you of such shares immediately before the disposition. In computing the adjusted cost base of a share of our common stock, you must average the cost of the share with the adjusted cost base of any other shares of our common stock that you hold as capital property at that time.

         Dividends on shares of common stock. In computing your income, you must include dividends that you receive or are deemed to receive on shares of common stock. If you are an individual, these dividends will not be subject to the gross-up and the dividend tax credit rules that normally apply to taxable dividends received from taxable Canadian corporations. If you are a corporation, these dividends will not be deductible in computing your taxable income. In certain circumstances, you may be entitled to a foreign tax credit in respect of any U.S. withholding tax payable in connection with these dividends.

         Foreign property information reporting. If you are a "specified Canadian entity" for a taxation year or a fiscal period and your total cost amounts of "specified foreign property," including the shares of common stock, at any time in the year or fiscal period exceed Cdn. $100,000, you must file an information return for the year or period disclosing prescribed information, including

            o     your cost amount,

            o     any dividends you received in the year, and

            o     any gains or losses you realized in the year,

         in respect of that property.

         With some exceptions, generally, if you are a taxpayer resident in Canada in the year, you will be a specified Canadian entity. You should consult your own advisors about whether you must comply with these rules.

ELIGIBILITY FOR INVESTMENT IN CANADA

         Qualified investments. In the opinion of counsel, the exchangeable shares, if issued on the date of this prospectus, and the shares of common stock, if issued on the date of this prospectus and if listed on a prescribed stock exchange (which currently includes the Toronto Stock Exchange and the Nasdaq National Market), would be qualified investments for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans. The rights attached to the exchangeable shares will generally not be qualified investments. However, as indicated above, Brooks is of the view that the fair market value of these rights is nominal. However, counsel can express no opinion on matters of factual determination such as this. Exchangeable shares are not an appropriate investment for registered education savings plans, as such plans may have their registration revoked if they hold non-qualified investments such as the ancillary rights.

         Foreign property. In the opinion of counsel, based in part on a certificate of an officer of Brooks-PRI Canada, the exchangeable shares, if issued on the date of this prospectus and listed on a prescribed stock exchange in Canada (which currently includes the Toronto Stock Exchange) would not be foreign property for purposes of Part XI of the Income Tax Act (Canada) which generally applies to registered deferred income plans, registered pension plans, registered investments and certain other entities. Such entities may be subject to a penalty tax if the cost amount of their investment in foreign property exceeds the statutory limit. The shares of common stock and the ancillary rights attached to the exchangeable shares will be foreign property.

PROPOSED AMENDMENTS RELATING TO FOREIGN INVESTMENT ENTITIES

         On August 2, 2001, the Canadian Minister of Finance introduced revised draft legislation (the "FIE Rules") concerning the income tax treatment of investments by Canadian residents in "foreign investment entities" ("FIEs"). In general terms, the FIE Rules define a FIE as any non-resident entity where the carrying value of the entity's investment property is more than one-half the carrying value of all of the entity's property, but does not include a non-resident entity whose principal business is not an "investment business". The determination as to whether an entity is a FIE is made on an annual basis, at the entity's taxation year-end.

         If Brooks is a FIE (and certain exceptions do not apply) and you are a Canadian resident under Canadian federal income tax laws, you will generally be required to take into account in computing your income, on an annual basis, any increase (or decrease) in the value of your exchangeable shares or your shares of Brooks common stock (i.e., on a "mark-to-market" basis). In addition, if you disposed of your exchangeable shares or shares of Brooks common stock, you would be required to recognize as ordinary or income or loss, rather than as a capital gain or loss, any gain or loss realized on the disposition of such exchangeable shares or common stock. In certain limited circumstances, your shares of Brooks common stock (but not your exchangeable shares) may be entitled to alternative treatment under the FIE Rules if you have access to certain information provided by Brooks. In general, Brooks does not intend to provide this information so you should not expect to be in a position to take advantage of such alternative treatment.

         In general, if Brooks is a FIE subject to the FIE Rules and all or substantially all of an amount required to be added or deducted in computing your income can be attributed to (i) capital gains and losses of Brooks from dispositions of its capital property, and/or (ii) increases or decreases in the fair market value of Brooks' property, such amount will not be included or deducted in computing your income but will instead be treated as a capital gain or loss, as the case may be.

         In any event, these rules will not apply to you if your exchangeable shares and/or shares of Brooks common stock constitute an "exempt interest." Your exchangeable shares or shares of common stock will constitute an exempt interest provided Brooks is a resident of the United States and the exchangeable shares and shares of its common stock are widely held (within the meaning of the draft legislation), actively traded (within the meaning of the draft legislation) and listed on a prescribed stock exchange (which currently includes The Toronto Stock Exchange and Nasdaq) throughout the period during which you hold such shares, unless it is reasonable to conclude that you had a tax avoidance motive in acquiring the exchangeable shares and/or shares of Brooks common stock. Brooks has advised counsel that it is of the view that, as of the date hereof, Brooks is a resident of the United States and the exchangeable shares and shares of its common stock are widely held and actively traded (within the meaning of the draft legislation). For these purposes, you will generally be considered to have a tax avoidance motive in acquiring either exchangeable shares or shares of Brooks common stock if it is reasonable to conclude that the main reasons for acquiring such shares include deriving a benefit attributable to income derived from investment property, to profits or gains from the disposition of investment property or to an increase in value of investment property and the deferral or reduction of Canadian income tax that would have been payable by you had you realized such income, profits or gains at the time such income, profit or gains were realized by Brooks.

         Counsel has not been advised by Brooks as to whether it believes it would, as of today's date, be a FIE, nor has counsel been provided with information necessary to make that determination. Counsel expresses no opinion as to whether Brooks is or would at any time be a FIE. The draft legislation is complex and if applicable may affect both the timing and, in certain cases, the character of amounts included in income in respect of your exchangeable shares or shares of Brooks common stock. In addition, there is considerable uncertainty as to whether the draft legislation will be implemented in its current form. Accordingly, if you are a Canadian resident you should consult your tax advisors regarding the possible application of the FIE Rules.

         On December 17, 2001, the Canadian Minister of Finance announced a one-year delay of the effective date of the FIE Rules such that the new rules are proposed to apply to taxation years beginning after 2002. The Minister indicated that this delay will allow for full consideration of submissions that have been received concerning the FIE Rules. It is impossible to accurately predict what changes, if any, may be made to the FIE Rules prior to enactment. Again, you should contact your own tax advisors for advice concerning the effect, if any, of the FIE Rules in your own circumstances.

SHAREHOLDERS NOT RESIDENT IN CANADA

         If you have not been and will not be resident or deemed to be resident in Canada at any time while you held Promis common shares or will hold exchangeable shares or shares of our common stock, or any other shares for which such shares are exchanged, and those shares are not "taxable Canadian property" to you, then the following portion of this summary applies to you. This summary does not apply to a holder that carries on an insurance business in Canada and elsewhere.

         The exchangeable shares will generally not be taxable Canadian property to you provided that

            o those shares are listed on a prescribed stock exchange (which currently includes the Toronto Stock Exchange);

            o you do not use or hold, and are not deemed to use or hold, the exchangeable shares, in carrying on a business in Canada;

            o you, persons with whom you do not deal at arm's length, or you and persons with whom you do not deal at arm's length under the Canadian federal income tax law, have not owned (or had rights to acquire) 25 percent or more of the issued shares of any class or series of the capital stock of Brooks-PRI Canada at any time within the 60 months preceding the date you dispose of the exchangeable shares; and

            o you did not acquire the exchangeable shares in a transaction where the exchangeable shares were deemed to be taxable Canadian property, such as where you disposed of taxable Canadian property and deferred the resulting gain.

         Even if an exchangeable share is considered to be taxable Canadian property, you may be entitled to relief under an applicable tax convention. You should consult your own tax advisors to determine the tax consequences in your own situation.

         In general, you will not be subject to any tax on a capital gain you realize or are deemed to have realized when you dispose of an exchangeable share.

         When you exchange an exchangeable share for common stock, you may be deemed to have received a dividend subject to withholding tax (discussed below) and realized a capital gain or loss (generally tax-free as discussed above).

         You will be subject to non-resident withholding tax at the rate of 25 percent on the gross amount of any dividends paid to you on the exchangeable shares. An applicable income tax treaty, however, may reduce that rate. For example, if you qualify as a resident of the United States for purposes of the Canada-United States tax treaty, the rate is generally reduced to 15 percent.

         If you redeem your exchangeable shares (either under Brooks-PRI Canada's redemption right or pursuant to your retraction rights), you will be deemed to receive a dividend as and to the extent described above under the heading "Shareholders Resident in Canada." That deemed dividend will be subject to withholding tax as described in the preceding paragraph.


UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

         The following is a discussion of certain United States federal income tax considerations that may be relevant to holders of exchangeable shares. This discussion does not address all the United States federal income tax considerations that may be relevant to you in light of your particular circumstances. It does not address considerations that may be relevant to shareholders subject to special rules, such as partnerships, banks, thrifts, regulated investment companies, insurance companies or other financial institutions, tax-exempt organizations, S corporations, dealers in securities, persons who hold stock as part of a hedge, conversion or constructive sale transaction, or straddle or other risk reduction transaction, or corporations owning 10% or more by vote or value of Brooks-PRI Canada or of us. It also assumes that you hold the exchangeable shares, and any of our common stock that you receive in exchange for the exchangeable shares, as capital assets. In addition, this discussion does not address the tax consequences to you of the transaction in which you acquired your exchangeable shares or of the acquisition of PRI by Brooks. Furthermore, this discussion does not address any United States state, local or other tax consequences or any foreign tax consequences relating to the exchangeable shares.

       WE STRONGLY URGE YOU TO CONSULT YOUR OWN TAX ADVISORS REGARDING THE
                 SPECIFIC TAX CONSIDERATIONS THAT APPLY TO YOU.

         The laws, regulations, court decisions, and IRS rulings and regulations effective on the date of this registration statement form the basis of this discussion. This discussion is for general information only. No law, court decision, ruling or regulation directly addresses certain of the tax consequences of the ownership of instruments and rights comparable to the exchangeable shares and the rights attached to those shares. Consequently, significant aspects of the tax treatment of such shares, including whether the shares are considered interests in us or in Brooks-PRI Canada, are uncertain. We have neither sought nor obtained any advance income tax ruling regarding the tax consequences of any of the transactions we describe. We and Brooks-PRI Canada intend to treat the exchangeable shares as stock in Brooks-PRI Canada for U.S. federal income tax purposes. However, we cannot assure you that the IRS or a court would agree that our intended treatment is correct, and you should therefore consult your own tax advisor regarding the tax treatment of the exchangeable shares. The discussion below assumes that such treatment is proper. If such treatment is determined not to be correct, significantly different tax consequences could result.

TAX CONSIDERATIONS THAT APPLY TO U.S. HOLDERS

         If you are

         -        an individual citizen or resident of the United States,

         - a corporation (or entity treated as a corporation for United States federal income tax purposes) or partnership created in the United States or under the laws of the United States, any state thereof or the District of Columbia,

         - an estate, the income of which is subject to United States federal income taxation regardless of its source, or

         - a trust, if a United States court is able to exercise primary supervision over the trust's administration and one or more United States persons have the authority to control all substantial decisions of the trust (or if the trust has elected to be treated as a United States person), the following tax considerations will generally apply to you. If a partnership holds exchangeable shares, the partnership and the partners in the partnership will be subject to special rules and should consult their own tax advisers regarding the United States federal income tax consequences to them of holding and exchanging the exchangeable shares.

         Exchange of exchangeable shares. Generally, when you exchange your exchangeable shares for shares of our common stock, you will recognize taxable gain or loss, unless the exchange is characterized as a tax-free reorganization (as described further below). Your gain or loss will equal the difference between (a) the fair market value of the shares of our common stock at the time you exchange your exchangeable shares and (b) your tax basis in the exchangeable shares you exchange. Your gain or loss will generally be a capital gain or loss. You may, however, recognize ordinary income with respect to any declared but unpaid dividends on the exchangeable shares. A capital gain or loss will be long-term capital gain or loss if your holding period for the exchangeable shares is more than one year. Your tax basis in the shares of common stock will be their fair market value at the time of the exchange. Your holding period for the shares of common stock that you receive will begin on the day after the exchange.

         The gain you recognize when you exchange your exchangeable shares for shares of common stock generally will be treated as United States source gain for United States foreign tax credit purposes. Under the terms of the United States - Canada income tax treaty, assuming certain conditions apply, your gain may be treated as sourced in Canada. Subject to certain limitations, you may be entitled to either credit your United States income tax liability with, or deduct in computing your United States taxable income, any Canadian taxes that you pay.

         The above discussion assumes that Brooks-PRI Canada is not a "passive foreign investment company" ("PFIC") under United States federal income tax law. If Brooks-PRI Canada were a PFIC, any gain recognized on the disposition or exchange of the exchangeable shares, as well as income realized on certain "excess distributions" of Brooks-PRI Canada, would be treated as though it were realized ratably over your holding period for the exchangeable shares. Such gain or income would be taxed as ordinary income. In addition, an interest charge would be imposed based on tax deferred from prior years. Alternatively, if Brooks-PRI Canada provided certain information, you might be able to elect to treat your interest in Brooks-PRI Canada under the "qualified electing fund" ("QEF") rules, in which case you would be required to include in income each year a portion of the ordinary earnings and net capital gains of Brooks-PRI Canada. Brooks-PRI Canada has not committed to provide the necessary information to permit you to make a QEF election. If the exchangeable shares constitute "marketable" stock for purposes of the PFIC rules, you could avoid the general PFIC rules and the QEF regime by electing to include in your income each year an amount representing the unrealized appreciation with respect to such stock.


         The exchange of exchangeable shares for shares of our common stock may qualify as a tax-free reorganization, in which case you would not be subject to tax on the exchange (except with respect to cash received in lieu of fractional shares). In particular, the exchange may qualify as tax free if our Ontario subsidiary acquires the exchangeable shares in the exchange and, immediately after the exchange, holds at least 80 percent of the then-outstanding exchangeable shares, including if you receive shares of our common stock from our Ontario subsidiary when it automatically redeems the exchangeable shares or exercises its rights to acquire the exchangeable shares on the proposed liquidation, dissolution or winding-up of Brooks-PRI Canada. However, even if that condition is met, the exchange would be tax-free only if certain other conditions were met.


         Distributions on the exchangeable shares. If any distributions are paid to you as a holder of exchangeable shares, such distributions (including amounts withheld to pay Canadian withholding taxes) will be treated as dividends and will be taxable to you as ordinary income to the extent of the current or accumulated earnings and profits of Brooks-PRI Canada, determined using United States federal income tax principles. Distributions that exceed the current and accumulated earnings and profits of Brooks-PRI Canada will be treated as a return of capital to you to the extent of your tax basis in the exchangeable shares and thereafter as taxable gain. Distributions treated as dividends generally will be treated as foreign source passive income for foreign tax credit limitation purposes. Subject to certain limitations, you should generally be entitled to either credit your United States income tax liability with, or deduct in computing your United States taxable income, any Canadian income taxes withheld from these distributions.

         Distributions on shares of our common stock. If any distributions are paid to you as a holder of our common stock, you generally will be required to include in gross income as ordinary dividend income the amount of the distribution to the extent of our current and accumulated earnings and profits, determined under United States federal income tax principles. Distributions that exceed our current and accumulated earnings and profits will be treated as a return of capital to you to the extent of your tax basis in the common stock and thereafter as taxable gain.

TAX CONSIDERATIONS THAT APPLY TO NON-U.S. HOLDERS

         If you are not a U.S. person described in the preceding section, the following tax considerations will generally apply to you.

         Exchange of exchangeable shares; Gain on sale or exchange of exchangeable shares or common stock. Generally, you will not be subject to United States federal income tax when you exchange your exchangeable shares for shares of our common stock, when you sell or otherwise exchange your shares of exchangeable stock, or when you sell or exchange our common stock, unless:

         - the gain is effectively connected with a United States trade or business;

         - you are an individual, you are present in the United States for 183 days or more, and you satisfy certain other conditions; or

         -        our stock is a United States real property interest.

         We believe that our stock does not constitute a United States real property interest. Although we consider it unlikely that our stock will become a United States real property interest, we can provide no assurance as to this issue. A non-United States person who sells a United States real property interest is subject to special rules which can subject the seller to United States federal income tax and require withholding on the gross proceeds of the sale.

         Distributions on the exchangeable shares. You should not be subject to U.S. tax on dividends that you receive on the exchangeable shares. Therefore, we and Brooks-PRI Canada do not intend to withhold any taxes from those dividends. The IRS, however, may assert that dividends paid to you on the exchangeable shares are subject to U.S. tax. As a result, you could be subject to tax at a rate of 30 percent (and we could be required to withhold at that rate). An applicable treaty in effect between the United States and your country of residence may reduce the rate. A rate of 15 percent applies to dividends paid to residents of Canada under the current income tax treaty between the United States and Canada.

         Distributions on shares of our common stock. Dividends that you receive on the common stock of Brooks generally will be subject to withholding tax at a rate of 30 percent, unless the rate is reduced by an applicable income tax treaty. A rate of 15 percent applies to dividends paid to residents of Canada under the current income tax treaty between the United States and Canada.

                                  LEGAL MATTERS

         The validity of the shares of common stock to be sold in this offering will be passed upon for us by Brown Rudnick Berlack Israels LLP, Boston, Massachusetts. Members of Brown Rudnick Berlack Israels LLP are the secretary and assistant secretaries of Brooks. Blake, Cassels & Graydon LLP, Toronto, Ontario, Canada, acted as counsel for PRI in connection with matters of Canadian law related to the merger of PRI with and into Brooks.


                                     EXPERTS

         The audited financial statements incorporated in this prospectus by reference to the annual report on Form 10-K/A of Brooks Automation, Inc. for the year ended September 30, 2001, except as they relate to Irvine Optical Company, LLC for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


         The audited financial statements of General Precision, Inc., incorporated in this prospectus by reference to Brooks Automation, Inc.'s current report on Form 8-K/A dated October 5, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


         Ernst & Young LLP, independent auditors, have audited the financial statements of Irvine Optical Company, LLC as of December 31, 1999 and 1998, and for the years then ended, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about Irvine Optical Company, LLC's ability to continue as a going concern as described in Note 1 to those financial statements). Brooks has incorporated by reference Ernst & Young LLP's report with respect to Irvine Optical Company, LLC's financial statements in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

    We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms at 450 Fifth Street, NW, Washington, D.C., and in New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's web site at http://www.sec.gov.

    We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to common stock offered in connection with this prospectus. This prospectus does not contain all of the information set forth in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, you should refer to the copy of such contract or document filed as an exhibit to or incorporated by reference in the registration statement. Each statement as to the contents of such contract or document is qualified in all respects by such reference. You may obtain copies of the registration statement from the SEC's principal office in Washington, D.C. upon payment of the fees prescribed by the SEC, or you may examine the registration statement without charge at the offices of the SEC described above.

    The SEC allows us to "incorporate by reference" information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until there are no exchangeable shares outstanding (other than exchangeable shares held by us or our Ontario subsidiary):

    o   Annual Report on Form 10-K/A for the year ended September 30, 2001;

    o   Current Report on Form 8-K filed on October 19, 2001;

    o   Current Report on Form 8-K filed on October 22, 2001;

    o   Current Report on Form 8-K filed on October 26, 2001;

    o   Current Report on Form 8-K filed on February 7, 2002;

    o   Current Report on Form 8-K filed on March 1, 2002;

    o   Current Report on Form 8-K/A filed on April 4, 2002;

    o   Quarterly Report on Form 10-Q/A for the quarter ended December 31, 2001;

    o The description of our common stock that is contained in our Registration Statement on Form 8-A filed on January 27, 1995; and

    o The description of our preferred share rights that is contained in our Registration Statement on Form 8-A filed on August 7, 1997.

    You may request a copy of these filings at no cost by writing or telephoning us at the following address:

                             Brooks Automation, Inc.
                               15 Elizabeth Drive
                         Chelmsford, Massachusetts 01824
                          Attention: Investor Relations
                                 (978) 262-5799

    You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

           SEC Registration Fee...................................   $   532.13
           Printing and Mailing Expenses..........................   $10,000.00*
           Accounting Fees and Expenses...........................   $10,000.00*
           Legal Fees and Expenses................................   $15,000.00*
           Miscellaneous..........................................   $   467.87*
                                                                     ----------
             TOTAL                                                   $36,000.00
                                                                     ==========

----------

* Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article 9 of the Registrant's Certificate of Incorporation eliminates the personal liability of directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty to the extent permitted by the Delaware General Corporation Law. Article VII of the Registrant's Bylaws provides that the Registrant shall indemnify its officers and directors to the extent permitted by the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify directors, officers, employees or agents of the corporation if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful, as determined in accordance with the Delaware General Corporation Law. Section 145 further provides that indemnification shall be provided with respect to reimbursement of expenses incurred in defending any action, suit or proceeding if the party in question is successful on the merits or otherwise. The Registrant has also entered into indemnification agreements with each of its directors. The indemnification agreements are intended to provide the maximum protection permitted by Delaware law with respect to indemnification of directors. Brooks may also enter into similar agreements with certain of its officers who are not also directors. The effect of these provisions is to permit indemnification by the Registrant for liabilities arising under the Securities Act of 1933, as amended. The Registrant also maintains directors and officers liability insurance.


ITEM 16. EXHIBITS

EXHIBIT
NUMBER                               TITLE                                   REFERENCE
-------                              -----                                   ---------
 2.01       Agreement and Plan of Merger dated September 21, 1998            A**
            relating to the combination of FASTech Integration, Inc.
            with the Registrant.

 2.02       Stock for Cash Purchase Agreement dated March 31, 1999           B**
            relating to the acquisition of Hanyon Tech. Co., Ltd. by
            the Registrant.

 2.03       Assets for Cash Purchase Agreement dated June 23, 1999           C**
            relating to the acquisition of substantially all the
            assets of Domain Manufacturing Corporation and its
            Subsidiary Domain Manufacturing SARL by the Registrant.

 2.04       Agreement and Plan of Merger dated July 7, 1999 relating         D**
            to the combination of Smart Machines Inc. with the
            Registrant.

 2.05       Master Purchase Agreement dated September 9, 1999                E**
            relating to the acquisition of substantially all of the
            assets of the Infab Division of Jenoptik by the
            Registrant.

 2.06       Agreement and Plan of Merger dated January 6, 2000               F**
            relating to the combination of AutoSimulations, Inc. and
            Auto-Soft Corporation with the Registrant.

 2.07       Interests for Stock Purchase Agreement dated May 5, 2000         G**
            relating to the acquisition of Irvine Optical Company LLC
            by the Registrant, as amended.

 2.08       Stock Purchase Agreement dated as of February 16, 2001           H**
            relating to the acquisition of SEMY Engineering, Inc. by
            the Registrant.

 2.09       Asset Purchase Agreement dated June 26, 2001 relating to         I**
            the acquisition of assets of the e-diagnostic
            infrastructure of KLA-Tencor Corporation and its
            subsidiary KLA-Tencor Technologies Corporation.

 2.10       Agreement and Plan of Merger dated June 27, 2001 relating        J**
            to the combination of Progressive Technologies Inc. with
            the Registrant.

 2.11       Asset Purchase Agreement dated October 5, 2001 relating to       K**
            the acquisition of substantially all of the assets of
            General Precision, Inc. and GPI-Mostek, Inc. by the
            Registrant.

 2.12       Share Purchase Agreement dated October 9, 2001 relating to       L**
            the acquisition of Tec-Sem AG by the Registrant.

 2.13       Amended and Restated Agreement and Plan of Merger relating       O**
            to the acquisition of PRI Automation, Inc. by the
            Registrant.

 2.14       Combination Agreement dated as of November 24, 1998 between      DD**
            PRI Automation, Inc., 1325949 Ontario Inc. and Promis
            Systems Corporation Ltd.

 4.01       Specimen Certificate for shares of the Registrant's common       N**
            stock.

 4.02       Description of Capital Stock (contained in the Certificate       M**
            of Incorporation of the Registrant).

 4.03       Rights Agreement dated July 23, 1997.                            BB**

 4.04       Amendment to Rights Agreement between the Registrant and         AA**
            Bank Boston, N.A. as Rights Agent.

 4.05       Registration Rights Agreement dated January 6, 2000.             AA**

 4.06       Shareholders Agreement dated January 6, 2000 by and among        Q**
            the Registrant, Daifuku America Corporation and Daifuku
            Co., Ltd.

 4.07       Stockholders Agreement dated September 30, 1999 by and           E**
            among the Registrant, Jenoptik AG, M+W Zander Holding GmbH and Robert J. Therrien.

 4.08       Indenture dated as of May 23, 2001 between the Registrant        R**
            and State Street Bank and Trust Company (as Trustee).

 4.09       Registration Rights Agreement dated May 23, 2001 among the       R**
            Registrant and Credit Suisse First Boston Corporation and
            SG Cowen Securities Corporation (as representatives of
            several purchasers).

 4.10       Form of 4.75% Convertible Subordinated Note of the               R**
            Registrant in the principal amount of $175,000,000 dated
            as of May 23, 2001.

 4.11       Stock Purchase Agreement dated June 20, 2001 relating to         S**
            the acquisition of CCS Technology, Inc. by the Registrant.

 4.12       Form of Asset Purchase Agreement dated February 15, 2002         CC**
            relating to the acquisition of substantially all of the
            assets of Intelligent Automation Systems, Inc. Trust and
            IAS Products, Inc. by the Registrant.

 4.13       Form of Certificate of Designations, Preferences, Rights and     Filed herewith
            Limitations of Special Voting Preferred Stock of the
            Registrant.

 5.01       Opinion of Brown Rudnick Berlack Israels LLP.                    Filed previously

23.01       Consent of Brown Rudnick Berlack Israels LLP (contained          Filed previously
            in Exhibit 5.01).

23.02       Consent of PricewaterhouseCoopers LLP (Independent               Filed herewith
            accountants for the Registrant).

23.03       Consent of Ernst & Young LLP, Independent Auditors.              Filed herewith

23.04       Consent of PricewaterhouseCoopers LLP (Independent               Filed herewith
            accountants for General Precision, Inc.).

23.05       Consent of Blake, Cassels & Graydon LLP.                         Filed previously

24.01       Power of Attorney (included on signature page of this            Filed previously
            registration statement).

99.01       Form of Voting and Exchange Trust Agreement among PRI            DD**
            Automation, Inc., 1325949 Ontario Inc., Promis Systems
            Corporation Ltd. and Montreal Trust Company of Canada, as
            trustee.

99.02       Form of Support Agreement among PRI Automation, Inc.,            DD**
            1325949 Ontario Inc., and Promis Systems Corporation Ltd.

99.03       Form of Supplement to Voting and Exchange Trust Agreement        Filed previously
            among the Registrant, 1325949 Ontario Inc., Brooks-PRI
            Automation (Canada), Inc. and Montreal Trust Company of
            Canada, as trustee.

99.04       Form of Supplement to Support Agreement among the                Filed previously
            Registrant, 1325949 Ontario Inc., and Brooks-PRI
            Automation (Canada), Inc.

--------

A. Incorporated by reference to the Registrant's registration statement on Form S-4 (Registration No. 333-64037) filed on September 23, 1998.

B. Incorporated by reference to the Registrant's current report on Form 8-K filed on May 6, 1999.

C. Incorporated by reference to the Registrant's current report on Form 8-K filed on July 14, 1999.

D. Incorporated by reference to the Registrant's current report on Form 8-K filed on September 15, 1999, and amended on September 29, 2000

E. Incorporated by reference to the Registrant's current report on Form 8-K filed on October 15, 1999.

F. Incorporated by reference to the Registrant's current report on Form 8-K filed on January 19, 2000.

G. Incorporated by reference to the Registrant's registration statement on Form S-3 (Registration No. 333-42620) filed on July 31, 2000.

H. Incorporated by reference to the Registrant's current report on Form 8-K filed on March 1, 2001.

I. Incorporated by reference to the Registrant's current report on Form 8-K filed on July 9, 2001.

J. Incorporated by reference to the Registrant's current report on Form 8-K filed on July 24, 2001.

K. Incorporated by reference to the Registrant's current report on Form 8-K filed on October 19, 2001.

L. Incorporated by reference to the Registrant's current report on Form 8-K filed on October 22, 2001.

M. Incorporated by reference to the Registrant's quarterly report on Form 10-Q filed on May 15, 2000 for the quarterly period ended March 31, 2000.

N. Incorporated by reference to the Registrant's registration statement on Form S-1 (Registration No. 33-87296) filed on December 13, 1994.

O. Incorporated by reference to the Registrant's registration statement on Form S-4 filed on December 19, 2001.

Q. Incorporated by reference to the Registrant's current report on Form 8-K filed on January 19, 2000 and amended on February 14, 2000.

R. Incorporated by reference to the Registrant's current report on Form 8-K filed on May 29, 2001.

S. Incorporated by reference to the Registrant's registration statement on Form S-8 (Registration No. 333-67432) filed on August 13, 2001.

AA. Incorporated by reference to the Registrant's annual report on Form 10-K for the fiscal year ended September 30, 2001.

BB. Incorporated by reference to the Registrant's current report on Form 8-K filed on August 7, 1997.

CC. Incorporated by reference Registrant's current report on Form 8-K filed on March 1, 2002.

DD. Incorporated by reference to PRI Automation, Inc.'s Registration Statement on Form S-3 (Registration No. 333-69721) filed on December 24, 1998.

** In accordance with Rule 12b-32 under the Securities Exchange Act of 1934, as amended, reference is made to the documents previously filed with the Securities and Exchange Commission, which documents are hereby incorporated by reference.

ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant, pursuant to Item 15 above, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby further undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated herein by reference.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chelmsford, Commonwealth of Massachusetts, on the 13th day of May, 2002.


                                       BROOKS AUTOMATION, INC.

                                       By: /s/ Robert J. Therrien
                                           -------------------------------------
                                           Robert J. Therrien
                                           Chief Executive Officer and President

                                POWER OF ATTORNEY




    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                                      TITLE                                DATE
---------                                      -----                                ----
/s/ Robert J. Therrien           Director, Chief Executive Officer              May 13, 2002
-----------------------------    and President (Principal
Robert J. Therrien               Executive Officer)


/s/ Ellen B. Richstone           Senior Vice President Finance and              May 13, 2002
-----------------------------    Administration and Chief Financial Officer
Ellen B. Richstone               (Principal Financial Officer)


/s/ Steven E. Hebert             Principal Accounting Officer                   May 13, 2002
-----------------------------
Steven E. Hebert


              *                  Director                                       May 13, 2002
-----------------------------
Roger D. Emerick

              *                  Director                                       May 13, 2002
-----------------------------
Amin J. Khoury

              *                  Director                                       May 13, 2002
-----------------------------
Juergen Giessmann

              *                  Director                                       May 13, 2002
-----------------------------
Joseph R. Martin

By: /s/ Ellen B. Richstone
-----------------------------
    Ellen B. Richstone
    Attorney-in-fact

                                  EXHIBIT INDEX


EXHIBIT
NUMBER                                TITLE                                     REFERENCE
-------                               -----                                     ---------
  2.01       Agreement and Plan of Merger dated September 21, 1998 relating     A**
             to the combination of FASTech Integration, Inc. with the
             Registrant.

  2.02       Stock for Cash Purchase Agreement dated March 31, 1999             B**
             relating to the acquisition of Hanyon Tech. Co., Ltd. by the
             Registrant.

  2.03       Assets for Cash Purchase Agreement dated June 23, 1999 relating    C**
             to the acquisition of substantially all the assets of Domain
             Manufacturing Corporation and its Subsidiary Domain
             Manufacturing SARL by the Registrant.

  2.04       Agreement and Plan of Merger dated July 7, 1999 relating to        D**
             the combination of Smart Machines Inc. with the Registrant.

  2.05       Master Purchase Agreement dated September 9, 1999 relating         E**
             to the acquisition of substantially all of the assets of the
             Infab Division of Jenoptik by the Registrant.

  2.06       Agreement and Plan of Merger dated January 6, 2000 relating        F**
             to the combination of AutoSimulations, Inc. and Auto-Soft
             Corporation with the Registrant.

  2.07       Interests for Stock Purchase Agreement dated May 5, 2000           G**
             relating to the acquisition of Irvine Optical Company LLC by the Registrant, as amended.

  2.08       Stock Purchase Agreement dated as of February 16, 2001             H**
             relating to the acquisition of SEMY Engineering, Inc. by the
             Registrant.

  2.09       Asset Purchase Agreement dated June 26, 2001 relating to the       I**
             acquisition of assets of the e-diagnostic infrastructure of
             KLA-Tencor Corporation and its subsidiary KLA-Tencor
             Technologies Corporation.

  2.10       Agreement and Plan of Merger dated June 27, 2001 relating to       J**
             the combination of Progressive Technologies Inc. with the
             Registrant.

  2.11       Asset Purchase Agreement dated October 5, 2001 relating to         K**
             the acquisition of substantially all of the assets of General
             Precision, Inc. and GPI-Mostek, Inc. by the Registrant.

  2.12       Share Purchase Agreement dated October 9, 2001 relating to         L**
             the acquisition of Tec-Sem AG by the Registrant.

  2.13       Amended and Restated Agreement and Plan of Merger relating to      O**
             the acquisition of PRI Automation, Inc. by the Registrant.

  2.14       Combination Agreement dated as of November 24, 1998 between PRI    DD**
             Automation, Inc., 1325949 Ontario Inc. and Promis Systems
             Corporation Ltd.

  4.01       Specimen Certificate for shares of the Registrant's common stock.  N**

  4.02       Description of Capital Stock (contained in the Certificate of      M**
             Incorporation of the Registrant).

  4.03       Rights Agreement dated July 23, 1997.                              BB**

  4.04       Amendment to Rights Agreement between the Registrant and Bank      AA**
             Boston, N.A. as Rights Agent.

  4.05       Registration Rights Agreement dated January 6, 2000.               AA**

  4.06       Shareholders Agreement dated January 6, 2000 by and among the      Q**
             Registrant, Daifuku America Corporation and Daifuku Co., Ltd.

  4.07       Stockholders Agreement dated September 30, 1999 by and among the   E**
             Registrant, Jenoptik AG, M+W Zander Holding GmbH and Robert J.
             Therrien.

  4.08       Indenture dated as of May 23, 2001 between the Registrant and      R**
             State Street Bank and Trust Company (as Trustee).

  4.09       Registration Rights Agreement dated May 23, 2001 among the         R**
             Registrant and Credit Suisse First Boston Corporation and SG
             Cowen Securities Corporation (as representatives of several purchasers).

  4.10       Form of 4.75% Convertible Subordinated Note of the Registrant in   R**
             the principal amount of $175,000,000 dated as of May 23, 2001.

  4.11       Stock Purchase Agreement dated June 20, 2001 relating to the       S**
             acquisition of CCS Technology, Inc. by the Registrant.

  4.12       Asset Purchase Agreement dated February 15, 2002 relating to the   CC**
             acquisition of substantially all of the assets of Intelligent
             Automation Systems, Inc. Trust and IAS Products, Inc. by the
             Registrant.

  4.13       Form of Certificate of Designations, Preferences, Rights and       Filed herewith
             Limitations of Special Voting Preferred Stock of the Registrant.

  5.01       Opinion of Brown Rudnick Berlack Israels LLP.                      Filed previously

 23.01       Consent of Brown Rudnick Berlack Israels LLP (contained in         Filed previously
             Exhibit 5.01).

 23.02       Consent of PricewaterhouseCoopers LLP (Independent accountants     Filed herewith
             for the Registrant).

 23.03       Consent of Ernst & Young LLP, Independent Auditors.                Filed herewith

 23.04       Consent of PricewaterhouseCoopers LLP (Independent accountants     Filed herewith
             for General Precision, Inc.).

 23.05       Consent of Blake, Cassels & Graydon LLP.                           Filed previously


 24.01       Power of Attorney (included on signature page of this              Filed previously
             registration statement).

 99.01       Form of Voting and Exchange Trust Agreement among PRI              DD**
             Automation, Inc., 1325949 Ontario Inc., Promis Systems
             Corporation Ltd. and Montreal Trust Company of Canada, as
             trustee.

 99.02       Form of Support Agreement among PRI Automation, Inc., 1325949      DD**
             Ontario Inc., and Promis Systems Corporation Ltd.

 99.03       Form of Supplement to Voting and Exchange Trust Agreement among    Filed previously
             the Registrant, 1325949 Ontario Inc., Brooks-PRI Automation
             (Canada), Inc. and Montreal Trust Company of Canada, as
             trustee.

 99.04       Form of Supplement to Support Agreement among the Registrant,      Filed previously
             1325949 Ontario Inc., and Brooks-PRI Automation (Canada), Inc.


---------

A. Incorporated by reference to the Registrant's registration statement on Form S-4 (Registration No. 333-64037) filed on September 23, 1998.

B. Incorporated by reference to the Registrant's current report on Form 8-K filed on May 6, 1999.

C. Incorporated by reference to the Registrant's current report on Form 8-K filed on July 14, 1999.

D. Incorporated by reference to the Registrant's current report on Form 8-K filed on September 15, 1999, and amended on September 29, 2000

E. Incorporated by reference to the Registrant's current report on Form 8-K filed on October 15, 1999.

F. Incorporated by reference to the Registrant's current report on Form 8-K filed on January 19, 2000.

G. Incorporated by reference to the Registrant's registration statement on Form S-3 (Registration No. 333-42620) filed on July 31, 2000.

H. Incorporated by reference to the Registrant's current report on Form 8-K filed on March 1, 2001.

I. Incorporated by reference to the Registrant's current report on Form 8-K filed on July 9, 2001.

J. Incorporated by reference to the Registrant's current report on Form 8-K filed on July 24, 2001.

K. Incorporated by reference to the Registrant's current report on Form 8-K filed on October 19, 2001.

L. Incorporated by reference to the Registrant's current report on Form 8-K filed on October 22, 2001.

M. Incorporated by reference to the Registrant's quarterly report on Form 10-Q filed on May 15, 2000 for the quarterly period ended March 31, 2000.

N. Incorporated by reference to the Registrant's registration statement on Form S-1 (Registration No. 33-87296) filed on December 13, 1994.

O. Incorporated by reference to the Registrant's registration statement on Form S-4 filed on December 19, 2001.

Q. Incorporated by reference to the Registrant's current report on Form 8-K filed on January 19, 2000 and amended on February 14, 2000.

R. Incorporated by reference to the Registrant's current report on Form 8-K filed on May 29, 2001.

S. Incorporated by reference to the Registrant's registration statement on Form S-8 (Registration No. 333-67432) filed on August 13, 2001.

AA. Incorporated by reference to the Registrant's annual report on Form
    10-K for the fiscal year ended September 30, 2001.

BB. Incorporated by reference by reference to the Company's current report on Form 8-K filed on August 7, 1997.

CC. Incorporated by reference Registrant's current report on Form 8-K filed on March 1, 2002.

DD. Incorporated by reference to PRI Automation, Inc.'s Registration
    Statement on Form S-3 (Registration No. 333-69721) filed on December
    24, 1998.

---------

** In accordance with Rule 12b-32 under the Securities Exchange Act of 1934, as amended, reference is made to the documents previously filed with the Securities and Exchange Commission, which documents are hereby incorporated by reference.